Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161724
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 16, 2009)
Xinhua Sports & Entertainment Limited
5,514,705 American Depositary Shares Representing 11,029,410 Class A Common Shares
Series A Warrants to Purchase 3,860,293 Class A Common Shares
  Series B Warrants to Purchase 11,029,410 Class A Common Shares

     We are offering 5,514,705 American depositary shares, or ADSs, representing 11,029,410 class A common shares, Series A warrants to purchase up to 3,860,293 class A common shares, and Series B warrants to purchase up to 11,029,410 class A common shares, of Xinhua Sports & Entertainment Limited, or XSEL, directly to investors pursuant to this prospectus supplement and the accompanying prospectus. The offer price of the ADSs is $1.36 per ADS. For each 0.5 ADSs purchased investors will receive a Series A warrant exercisable for 0.35 class A common shares at an initial exercise price of $0.975 per share and a Series B warrant exercisable for one class A common share at an initial exercise price equal to $0.68 per share.
     Our ADSs are listed on the NASDAQ Global Market under the symbol “XSEL.” The last reported sale price of the ADSs on October 23, 2009 was $1.73 per ADS.
     We have retained Rodman & Renshaw, LLC to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any ADSs or warrants pursuant to this prospectus supplement or the accompanying prospectus, and is not required to place any specific number or dollar amount of the ADSs or warrants offered in this offering, but will use its reasonable best efforts to place the ADSs and warrants.
     Investing in our securities involves a high degree of risk. You should read this prospectus supplement and the accompanying prospectus carefully before you make your investment decision. See “Risk Factors” beginning on page S-8 of this prospectus supplement, page 20 of the accompanying prospectus, as well as the documents we file with the Securities and Exchange Commission that are incorporated by reference therein for more information.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Offer price	$1.36	$7,500,000
Placement agent’s fees	$0.06	$337,500
Proceeds, before expenses, to XSEL*	$1.30	$7,162,500

*	excluding the proceeds, if any, from the exercise of warrants issued in this offering.
     We expect that delivery of the ADSs and warrants being offered pursuant to this prospectus supplement and the accompanying prospectus will be made on or about October 29, 2009.

Prospectus Supplement dated October 26, 2009

PROSPECTUS SUPPLEMENT

i

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.
     You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of ADSs and warrants. This prospectus supplement is an offer to sell only the ADSs and warrants offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.
     In this prospectus supplement, unless otherwise indicated,
•	“we,” “us,” “our company,” “our” and “XSEL” refer to Xinhua Sports & Entertainment Limited, a Cayman Islands company, formerly known as Xinhua Finance Media Limited, and its subsidiaries, including direct subsidiaries and affiliated entities;

•	“ADSs” refer to our American depositary shares, each of which represents two class A common shares, and “ADRs” refer to the American depositary receipts that evidence our ADSs;

•	“China” or “PRC” refers to the People’s Republic of China, and solely for the purpose of this registration statement, excluding Taiwan, Hong Kong and Macau;

•	“RMB” or “Renminbi” refers to the legal currency of China; “$,” “dollars,” “US$” or “U.S. dollars” refers to the legal currency of the United States; and “HK$” refers to the legal currency of Hong Kong; and

•	“shares,” “common shares” and “class A common shares” refer to our class A common shares.

ii

PROSPECTUS SUPPLEMENT SUMMARY
     This prospectus supplement summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections and the financial statements and related notes and other information incorporated by reference, before making an investment decision.
Overview of Our Business
     We are a leading media group in China with a focus on sports and entertainment. Catering to a vast audience of young and upwardly mobile consumers, we believe we are well-positioned in China with our unique content and access. Through our key international partnerships, we are able to offer our target audience the content they demand—premium sports and quality entertainment. Through our Chinese partnerships, we are able to deliver this content across a broad range of platforms, including television, the Internet, mobile phones and other multimedia assets in China.
     We have developed an integrated platform of advertising resources across television, the Internet, mobile phones, radio, newspapers, magazines, university campuses and other media outlets. Through these outlets, we provide a total solution empowering clients at every stage of the media process linking advertisers with China’s young and upwardly mobile demographic to reach the desired audience in China.
     We were incorporated on November 7, 2005 in the Cayman Islands. We have grown significantly since our inception, primarily through the acquisition of assets, businesses and the development of distribution rights. In February 2009, we changed our name from “Xinhua Finance Media Limited” to “Xinhua Sports & Entertainment Limited,” following shareholder approval obtained on January 15, 2009, to sharpen our focus on sports and entertainment media. We changed our trading symbol on the NASDAQ Global Market to “XSEL” on March 2, 2009. As we extend our focus to sports and entertainment media, we anticipate our coverage of finance, and our finance media business, to decrease over time.
     Our business operates across three groups:
•	Broadcast, which refers to the sale of advertising and the production of content for and the distribution of our programming through television and radio channels, as well as the new media mobile value-added services we provide to mobile phone users in China. Our media platforms include two free to air channels which broadcast throughout China. Our Broadcast Group also produces the popular television shows Fight Weekend, The Scene and the Fortune China series. We have exclusive China media rights for the UEFA Europa League during the 2009 to 2012 period, and, through our equity investment in Hong Kong based All Sports Network (ASN), we have exclusive distribution rights via mobile, television, the Internet and radio for ASN’s content in China, which includes the National Collegiate Athletic Association (NCAA), the National Hockey League, extreme sports, motor racing and other top quality sports programming. With our business partners, we are acquiring the rights to provide consulting and advisory services for four premium tier digital pay television channels to tap into the rapidly growing digital Chinese television market;

•	Print, which refers to our exclusive rights to sell advertising for and provide management and information consulting services to the Economic Observer; and

•	Advertising, which refers to online advertising sales, our provision of below-the-line marketing services and our research services for products, advertisements and markets.
     We generate revenue principally by producing and selling advertising time and space on broadcast and print distribution platforms and outdoor billboards, selling produced television programs and by providing advertising services.

Corporate Information
     Our principal executive offices are located at 2201, Tower D, Central International Trade Center, 6A Jian Wai Avenue, Chaoyang District, Beijing 100022, People’s Republic of China. Our telephone number at this address is 86-10-8567-6000. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KYI-1111, Cayman Islands. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017.
     Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is http://www.xsel.com/en. The information contained on our website does not form part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

ADSs offered by us in this offering	5,514,705 ADSs.

Class A common shares to be outstanding after this offering	175,666,050 class A common shares.

The ADSs	Each ADS represents two class A common shares, par value $0.001 per share.

The depositary will be the holder of the class A common shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the class A common shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus. We also encourage you to read the deposit agreement, which is filed as Exhibit 4.3 to our F-1 registration statement (File No. 333-140808), initially filed with the SEC on February 21, 2007, as amended.

Depositary	The Bank of New York Mellon.

Warrants	For every 0.5 ADSs purchased, we will issue a Series A warrant to the investors to purchase 0.35 class A common shares and a Series B warrant to purchase one class A common share. This prospectus supplement and the accompanying prospectus also pertain to the offering of the class A common shares issuable upon exercise of the Series A and Series B warrants. No investor will subscribe for fractional ADSs in this offering.

Warrant exercise price	The Series A warrants will be exercisable at an initial exercise price of $0.975 per class A common share. The Series B warrants will be exercisable at an initial exercise price equal to $0.68 per class A common share.

Warrant exercisability and expiration	The Series A warrants are exercisable at any time, commencing six months after the closing date, and expire on the five year anniversary of this date. The Series B warrants are exercisable at any time, commencing on the closing date, and expire on the six month anniversary of this date.

Use of proceeds	We estimate that the net proceeds from the sale of securities offered pursuant to this prospectus, excluding the proceeds, if any, from the exercise of warrants issued in this offering, will be approximately $6.8 million, after deducting the placement agent’s fees and estimated aggregate offering expenses payable by us. Based on the initial exercise prices, we estimate the net proceeds from the exercise of the Series A warrants issued in this offering will be approximately $3.6 million, and the net proceeds from the exercise of the Series B warrants issued in this offering will be approximately $7.1 million. To the extent any warrants are exercised on a cashless basis we will not receive any proceeds as a result of such exercise. We intend to use the net proceeds we receive from this offering for working capital purposes.

See “Use of Proceeds” for additional information.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, as such factors may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, or the SEC, for a discussion of factors you should carefully consider before deciding to invest in the ADSs and the warrants.

NASDAQ Global Market trading symbol	XSEL.

RECENT DEVELOPMENTS
     The following tables present summary consolidated financial information of our company.
     The summary unaudited condensed consolidated statement of operations data for the six months ended June 30, 2008 and 2009, and the summary unaudited condensed consolidated balance sheet data as of June 30, 2009 are derived from our consolidated financial information contained in our current reports on Form 6-K filed with the SEC on October 20, 2009, which have been incorporated by reference herein, and have been prepared on the same basis as our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2008, other than the amounts in relation to noncontrolling interest, formerly referred to as minority interest, which have been reclassified in accordance with FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51,” which was adopted by us on January 1, 2009, and the classification of Shanghai Hyperlink Market Research Co. Ltd., or Hyperlink, as a discontinued operation because of our decision in 2009 to dispose of that entity. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

	Six Months	Six Months
	Ended	Ended
	June 30, 2008	June 30, 2009
	(In thousands, except per share data)
Net revenues:
Advertising services	$45,165	$35,409
Content production	3,461	1,086
Advertising sales	33,746	26,555
Publishing services	311	233

Total net revenues	82,683	63,283

Cost of revenues:
Advertising services	33,206	25,287
Content production	1,503	582
Advertising sales	14,797	18,718
Publishing services	549	424

Total cost of revenues	50,055	45,011

Operating expenses:
Selling and distribution	10,582	6,812
General and administrative(1)	24,465	13,024
Total operating expenses	35,047	19,836
Other operating income	7	1,928

Income (loss) from continuing operations	(2,412)	364
Other expenses, net	(1,967)	(5,173)
Provision for income taxes	3,200	682

Net loss from continuing operations	(7,579)	(5,491)
Discontinued operations:
Income from discontinued operations	517	90
Provision for income taxes	129	51

Discontinued operations, net of taxes	388	39
Net loss	$(7,191)	$(5,452)
Net income (loss) attributable to non-controlling interests	326	(167)

Net loss attributable to XSEL	$(7,517)	$(5,285)
Dividends declared to redeemable convertible preferred shares	800	1,280

Net loss attributable to holders of common shares	$(8,317)	$(6,565)

Net loss per share:
Basic and diluted from continuing operations — class A common shares	$(0.06)	$(0.04)

	Six Months	Six Months
	Ended	Ended
	June 30, 2008	June 30, 2009
	(In thousands, except per share data)
Basic and diluted from continuing operations — class B common shares	$(0.06)	$ N/A
Basic and diluted from discontinued operations — class A common shares	$0.00	$0.00
Basic and diluted from discontinued operations — class B common shares	$0.00	$ N/A
Shares used in computation:
Basic — class A common shares	83,023	151,520
Basic — class B common shares	50,055	N/A
Diluted — class A common shares	83,023	151,520
Diluted — class B common shares	50,055	N/A

(1)	Includes share-based compensation expenses of $6.7 million and $1.4 million for the six months ended June 30, 2008 and 2009, respectively.

	As of
	December 31,	June 30,
	2008	2009
	(In thousands, except per share data)
Balance sheet data:
Assets:
Current assets:
Cash and cash equivalents	$54,088.8	32,329.3
Short term deposit	2,940.1	29.1
Restricted cash	37,510.0	37,920.0
Accounts receivable, net of allowance for doubtful debts	44,762.9	35,422.3
Deposits for program advertising right	2,125.3	2,566.5
Prepaid advertising program space and airtime	198.9	2,308.3
Prepaid expenses	3,053.1	8,442.2
Amounts due from related parties, current portion	6,547.6	13,893.9
Consideration receivable from disposal of subsidiaries	36,970.6	45,640.0
Deferred tax assets, current portion	1,042.4	986.2
Assets held for sale	—	7,846.2
Other current assets	4,259.1	4,769.9

Total current assets	193,498.8	192,153.9
Television program and film right, net	—	13,685.6
Property and equipment, net	6,590.8	6,043.2
License agreements, net	99,148.0	185,870.5
Exclusive advertising agreement, net — Economic Observer Advertising	74,267.2	73,540.4
Other intangible assets, net	27,113.4	25,077.8
Goodwill	46,992.7	68,827.5
Investment	13,508.2	13,508.2
Deposit for investment	14,174.6	14,536.9
Deferred tax assets, non-current	—	390.3
Consideration receivable from disposal of subsidiaries	28,285.0	26,249.6

	As of
	December 31,	June 30,
	2008	2009
	(In thousands, except per share data)
Amounts due from a related party, non-current portion	1,506.1	1,223.3
Other long term assets	3,165.5	8,112.9

Total assets	$508,250.3	629,220.1

Liabilities, Mezzanine Equity and Total Equity
Current liabilities:
Accounts payable	5,375.3	15,666.9
Accrued expenses and other payables	42,243.3	44,935.6
Amounts due to Parent and its affiliates	1,131.0	—
Amounts due to other related parties	2,215.1	8,572.0
Long term payables, current portion	10,363.8	14,742.8
Bank borrowings	36,374.2	42,705.9
Current income taxes payable	8,571.8	6,840.0
Liabilities held for sale	—	1,129.6

Total current liabilities	106,274.5	134,592.8
Deferred tax liabilities	31,679.5	35,509.1
Convertible loan	33,200.0	57,122.2
Consideration payables	—	5,819.7
Long term payables, non-current portion	68,305.5	127,887.3

Total liabilities	239,459.5	360,931.1

Contingencies
Mezzanine equity:
Series B redeemable convertible preferred shares (par value $0.001; 320,000 as of December 31, 2008 and 345,600 June 30, 2009 shares authorized; 314,000 as of December 31, 2008 and 326,400 as of June 30, 2009 shares issued and outstanding; liquidation value of $65,920,000 as of June 30, 2009)	30,605.6	31,845.6
XSEL shareholders’ equity:
Class A common shares (par value $0.001; 343,822,874 as of December 31, 2008 and June 30, 2009 shares authorized; 146,914,667 as of December 31, 2008 and 152,028,667 as of June 30, 2009 shares issued and outstanding)	104.3	109.4
Additional paid-in capital	481,319.6	485,416.9
Treasury Stock	(1.3)	(0.3)
Accumulated deficit	(252,968.4)	(259,533.0)
Accumulated other comprehensive income	7,165.8	6,610.6

Total	235,620.0	232,603.6

Non-controlling interests	2,565.2	3,839.8

Total equity	238,185.2	236,443.4

Total liabilities, mezzanine equity and total equity	508,250.3	629,220.1

RISK FACTORS
     You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our securities. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.
Risks Related to Our Company and Our Industry
     For a full description of the risks associated with our business, please see the risk factors set forth under the heading “Item 3D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement.
Risks Related to This Offering
The market price for our ADSs may be volatile.
     The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:
•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	announcements of studies and reports relating to the circulation, ratings, audience or readership size or composition, quality or effectiveness of our and our strategic partners’ products and services or those of our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other media and advertising companies;

•	addition or departure of our executive officers and key personnel;

•	fluctuations in the exchange rates between the U.S. dollar and RMB;

•	release or expiration of lock-up or other transfer restrictions on our outstanding ADSs; and

•	sales or perceived sales of additional ADSs.
     In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.
Our quarterly and half-year operating results may fluctuate from period to period in the future.
     Our quarterly and half-year operating results may fluctuate from period to period based on the seasonality of industry demand. For example, our revenues may fluctuate significantly based on the seasonality of consumer spending and corresponding advertising trends. Revenues for our business are driven largely by advertising and sponsorship across all our operating groups and media platforms, which subject us to the seasonal effects of China’s advertising industry. Furthermore, our business has been impacted by global economic conditions and a corresponding decrease in global advertising spending. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance. Furthermore, the results for the quarterly and half-year results may not be indicative of our full-year results.
We may issue additional ADSs, other equity, equity-linked or debt securities, which may materially and adversely affect the price of our ADSs. Hedging activities may depress the trading price of our ADSs.

     We require a significant amount of cash to fund our operations and currently have a significant amount of debt outstanding. We may issue additional equity, equity-linked or debt securities for a number of reasons, including to finance our operations and business strategy, to satisfy our obligations for the repayment of existing indebtedness, or for other reasons. Any future issuances of equity securities or equity-linked securities could substantially dilute your interests and may materially adversely affect the price of our ADSs. We cannot predict the timing or size of any future issuances or sales of equity, equity-linked or debt securities, or the effect, if any, that such issuances or sales, including the sale of the ADSs and warrants in this offering, may have on the market price of our ADSs. Market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Further, the price of our ADSs could also be affected by possible sales of our ADSs by investors who view our outstanding convertible notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that involves our ADSs. For more information on our capital requirements, please see “We may need additional capital to finance future acquisitions and we may not be able to obtain it.” and “We have substantial indebtedness and may incur substantial additional indebtedness in the future, which could adversely affect our financial health and our ability to generate sufficient cash to satisfy our outstanding and future debt obligations.” in “Item 3D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2008.
Our ADSs were recently at risk for delisting from the Nasdaq Global Market. Delisting could adversely affect the liquidity of our ADSs and the market price of our ADSs could decrease, and our ability to obtain adequate financing for the continuation of our operations would be substantially impaired.
     Our ADSs are currently listed on the Nasdaq Global Market. The Nasdaq Stock Market LLC, or Nasdaq, has minimum requirements that a company must meet in order to remain listed on the Nasdaq Global Market. These requirements include maintaining a minimum closing bid price of $1.00 per share. Although the closing bid price of our ADSs on October 23, 2009 was $1.73 per ADS, the closing bid price of our ADSs was below $1.00 per ADS from January through July of 2009. These requirements also include maintaining a minimum market value of publicly held shares, and, as of October 23, 2009, we met this minimum requirement. Although Nasdaq previously temporarily suspended the minimum closing bid price and minimum market value of publicly held shares requirements, they were reinstated on August 3, 2009. There can be no assurance that we will continue to meet these requirements in the future. If our ADSs are delisted, the liquidity of our ADSs would be adversely affected, the market price of our ADSs could further decrease, and our ability to obtain adequate financing for the continuation of our operations would be substantially impaired. Delisting may also cause us to default under a credit agreement we entered into in October 2008, which could have a material adverse effect on our financial condition, results of operations or cash flow from operations.
Our management has broad discretion over the use of proceeds from this offering.
     Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we intend to use the proceeds from this offering for working capital purposes, our board of directors retains significant discretion with respect to the use of proceeds. The proceeds of this offering may be used in a manner that does not generate favorable returns.
Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline.
     Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 175,066,050 class A common shares outstanding, including 91,709,964 class A common shares represented by ADSs (or 186,695,460 class A common shares outstanding, including 102,739,374 class A common shares represented by 51,369,687 ADSs, if the investors exercise their Series B warrants in full, on a cash basis for ADSs; or 190,555,752 class A common shares outstanding, including 106,599,666 class A common shares represented by 53,299,833 ADSs, if the investors exercise their Series A and Series B warrants in full, on a cash basis for ADSs). All ADSs and warrants sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, and the accompanying prospectus supplement and the documents incorporated by reference herein and therein contain statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “forecast,” “intend,” “plan,” “predict,” “propose,” “potential,” “continue,” “believe,” “estimate,” “is/are likely to,” or the negative of these terms, and other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:
•	our goals and strategies;

•	our plans to expand our business to sharpen our focus on sports and entertainment;

•	our future business development, financial condition and results of operations;

•	projected revenues, profits, earnings and other estimated financial information;

•	our plans to expand our Internet presence, and expand into new media, such as broadband wireless and Internet television;

•	the growth or acceptance of our integrated platform;

•	our plans to identify and create new advertising networks that target specific consumer demographics;

•	competition in the PRC media and advertising industries; and

•	the expected growth in advertising spending levels.
     We would like to caution you not to place undue reliance on these statements, and you should read these statements in conjunction with the risk factors set forth under the heading “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in our securities. These risks are not exhaustive. We operate in an emerging and evolving environment. New risk factors emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

USE OF PROCEEDS
     We estimate that the net proceeds from the sale of the securities offered pursuant to this prospectus supplement, excluding the proceeds, if any, from the exercise of warrants issued in this offering, will be approximately $6.8 million, based on the assumed offering price of $1.36, after deducting the placement agent’s fees and estimated offering expenses payable by us. Based on the initial exercise prices, we estimate the net proceeds from the exercise of the Series A warrants issued in this offering will be approximately $3.6 million and the net proceeds from the exercise of the Series B warrants issued in this offering will be approximately $7.1 million. To the extent any warrants are exercised on a cashless basis we will not receive any proceeds as a result of such exercise.
     We intend to use the net proceeds we receive from this offering for working capital purposes. We will not use any proceeds for the satisfaction of any portion of our debt (other than payment of trade payables in the ordinary course of our business and prior practices), the redemption of any of our class A common shares (or any securities that would entitle the holder to acquire class A common shares) or the settlement of any outstanding litigation.
     Pending the use of the net proceeds, we intend to invest the net proceeds in a variety of capital preservation instruments, including short term, investment grade, interest-bearing instruments.

DESCRIPTION OF SECURITIES WE ARE OFFERING
     In this offering, we are offering 5,514,705 ADSs at an offer price of $1.36 per ADS, Series A warrants to purchase up to 3,860,293 class A common shares at an initial exercise price of $0.975 per share and Series B warrants to purchase up to 11,029,410 class A common shares at an initial exercise price equal to $0.68 per share. This prospectus supplement, the accompanying prospectus and the F-3 registration statement initially filed on September 4, 2009 (File No. 333-161724) also pertain to the offering of our class A common shares upon exercise, if any, of the Series A or the Series B warrants.
     The ADSs and warrants offered in this offering will be issued pursuant to a securities purchase agreement between the purchasers and us. You should review a copy of the form of securities purchase agreement, the form of Series A warrant and the form of Series B warrant, each of which have been filed by us as an exhibit to a Current Report on Form 6-K filed with the SEC in connection with this offering, for a complete description of the terms and conditions applicable to the securities offered. This description of the securities we are offering in this prospectus supplement is qualified in its entirety by reference to the warrants.
Common Shares and ADSs
     The material terms and provisions of our class A common shares and each other class of our securities which qualifies or limits our class A common shares are described under the caption “Description of Share Capital,” starting on page 24 of the accompanying prospectus. The material terms and provisions of our ADSs are described under the caption “Description of American Depositary Shares,” starting on page 32 of the accompanying prospectus.
Series A Warrants
     The following is a brief summary of the Series A warrants and is subject in all respects to the provisions contained in the Series A warrants.
     Exercisability. Holders may exercise warrants at any time, commencing six months after the closing date, up to the close of business on the five year anniversary of this date. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of our class A common shares purchased upon such exercise (except in the case of a cashless exercise discussed below). Each holder has the right, subject to the terms of the warrant and the deposit agreement among us, The Bank of New York Mellon, and the holders from time to time of the American depositary receipts evidencing the ADSs, to direct us to procure that the class A common shares deliverable upon exercise of the warrants be deposited with the depositary for the issuance of ADSs. The holder of warrants does not have the right to exercise any portion of the warrant if the holder would beneficially own in excess of 4.9% of our class A common shares outstanding immediately after giving effect to such exercise. This percentage may, however, be raised or lowered to an amount not to exceed 9.99% at the option of the holder upon at least 61 days’ prior notice from the holder to us.
     Cashless Exercise. If at the time of exercise of the warrant there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the class A common shares issuable upon exercise, and there is no effective registration statement covering the resale of such class A common shares by the holder (or the prospectus contained therein is not available for use), the holder may, at its option, exercise its warrants, in whole or in part, on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of our class A common shares purchasable upon such exercise.
     Exercise Price. The initial exercise price of class A common shares purchasable upon exercise of the warrants is $0.975 per share. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of certain dilutive issuances affecting our class A common shares, as well as share dividends, share splits, share combinations or reclassifications affecting our class A common shares, and also upon any distributions of indebtedness or assets, including cash, or certain securities to the holders of our class A common shares.
     Transferability. The warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. The warrants are not transferable to our affiliates.

     Fundamental Transactions. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the sale of all or substantially all of our assets, or another transaction in which our class A common shares are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of class A common shares then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction. In addition, in the event of a fundamental transaction that (i) is an all cash transaction, (ii) is a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended or (iii) involves an entity not traded on a national securities exchange, we or any successor entity will pay at the holder's option, exercisable at any time concurrently with or within 30 days following the consummation of the transaction, an amount of cash equal to the value of the unexercised warrants held by such holder as determined in accordance with the Black-Scholes option pricing formula.
     Exchange Listing. We do not plan on making an application to list the warrants on the Nasdaq Global Market, any other national securities exchange or other nationally recognized trading system.
     Rights as Shareholder. Except by virtue of such holder’s ownership of our class A common shares, the holders of the warrants do not have the rights or privileges of holders of our class A common shares, including any voting rights, until they exercise their warrants.
     Fractional Shares. No fractional class A common shares will be issued upon the exercise of the warrants. Rather, at our election a cash adjustment may be paid with respect to such fraction or the number of class A shares to be issued will be rounded down to the nearest whole number.
Series B Warrants
     The following is a brief summary of the Series B warrants and is subject in all respects to the provisions contained in the Series B warrants.
     Exercisability. Holders may exercise warrants at any time, commencing on the closing date, up to the close of business on the six month anniversary of this date. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of our class A common shares purchased upon such exercise (except in the case of a cashless exercise discussed below). Each holder has the right, subject to the terms of the warrant and the deposit agreement among us, The Bank of New York Mellon, and the holders from time to time of the American depositary receipts evidencing the ADSs, to direct us to procure that the class A common shares deliverable upon exercise of the warrants be deposited with the depositary for the issuance of ADSs. The holder of warrants does not have the right to exercise any portion of the warrant if the holder would beneficially own in excess of 4.9% of our class A common shares outstanding immediately after giving effect to such exercise. This percentage may, however, be raised or lowered to an amount not to exceed 9.99% at the option of the holder upon at least 61 days’ prior notice from the holder to us.
     Cashless Exercise. If at the time of exercise of the warrant there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the class A common shares issuable upon exercise, and there is no effective registration statement covering the resale of such class A common shares by the holder (or the prospectus contained therein is not available for use), the holder may, at its option, exercise its warrants, in whole or in part, on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of our class A common shares purchasable upon such exercise.
     Exercise Price. The initial exercise price of class A common shares purchasable upon exercise of the warrants is $0.68 per share. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of share dividends, share splits, share combinations or reclassifications affecting our class A common shares, and also upon any distributions of indebtedness or assets, including cash, or certain securities to the holders of our class A common shares.
     Transferability. The warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. The warrants are not transferable to our affiliates.
     Fundamental Transactions. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the sale of all or substantially all of our assets, or another transaction in which our class A common shares are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of class A common shares then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.
     Exchange Listing. We do not plan on making an application to list the warrants on the Nasdaq Global Market, any other national securities exchange or other nationally recognized trading system.
     Rights as Shareholder. Except by virtue of such holder’s ownership of our class A common shares, the holders of the warrants do not have the rights or privileges of holders of our class A common shares, including any voting rights, until they exercise their warrants.
     Fractional Shares. No fractional class A common shares will be issued upon the exercise of the warrants. Rather, at our election a cash adjustment may be paid with respect to such fraction or the number of class A shares to be issued will be rounded down to the nearest whole number.

CAPITALIZATION
     The following table sets forth our capitalization as of June 30, 2009:
•	on an actual basis;

•	on an as adjusted basis to give effect to the completion of this offering, assuming we sell 5,514,705 ADSs, Series A warrants to purchase up to 3,860,293 class A common shares and Series B warrants to purchase up to 11,209,410 class A common shares, after deducting the placement agent’s fees and estimated aggregate offering expenses payable by us;

•	on an as further adjusted basis to give effect to the completion of this offering as described above and to give effect to the exercise of the Series B warrants in full, on a cash basis; and

•	on an as further adjusted basis to give effect to the completion of this offering as described above and to give effect to the exercise of the Series A and Series B warrants in full, on a cash basis.
     You should read this table together with our financial statements and the related notes, the information under “Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2008, as amended, and the information under “Recent Developments.”

	As of June 30, 2009
	Actual	As adjusted	As further adjusted for exercise of Series B warrants	As further adjusted for exercise of Series A and Series B warrants
	(in thousands)
Convertible loan	57,122.2	57,122.2	57,122.2	57,122.2
Long-term payables, non-current portion	127,887.3	127,887.3	127,887.3	127,887.3
Consideration payable	5,819.7	5,819.7	5,819.7	5,819.7

Mezzanine equity:
Series B redeemable convertible preferred shares, par value $0.001, 345,600 shares authorized; 326,400 shares issued and outstanding	31,845.6	31,845.6	31,845.6	31,845.6
XSEL shareholders’ equity:
Class A common shares par value $0.001, 343,822,874 shares authorized, 152,028,667 shares issued and outstanding	109.4	120.4	131.4	135.3
Treasury stock	(0.3)	(0.3)	(0.3)	(0.3)
Additional paid-in capital	485,416.9	492,215.3	499,329.3	502,901.1
Retained earnings (accumulated deficit)	(259,533.0)	(259,533.0)	(259,533.0)	(259,533.0)
Accumulated other comprehensive income	6,610.6	6,610.6	6,610.6	6,610.6

Total	232,603.6	239,413.0	246,538.0	250,113.7

Non-controlling interests	3,839.8	3,839.8	3,839.8	3,839.8

Total equity	236,443.4	243,252.8	250,377.8	253,953.5

Total capitalization	459,118.2	465,927.6	473,052.6	476,628.3

     Except as disclosed above, there have been no material changes to our capitalization since June 30, 2009.

DIVIDEND POLICY
     We have never declared or paid any dividends on our common shares, nor do we have any present plan to pay any cash dividends on our ADSs in the foreseeable future. We currently intend to retain most of our available funds and any future earnings to operate and expand our business. We have, however, paid dividends to the holder of our series A convertible preferred shares of approximately $7.5 million, $1.3 million and $0 million for the years ended December 31, 2006, 2007 and 2008, respectively. We discontinued these dividends upon conversion of the series A convertible preferred shares. The terms of the convertible loan facility from affiliates of Patriarch Partners Agency Services, LLC, which we entered into in October 2008, preclude us from paying any dividends on our common shares.
     Holders of our series B convertible preferred shares are entitled to dividends at 8.0% per annum of the stated value of such series B convertible preferred shares, payable at each fiscal quarter in cash or stock at our option. We have issued an aggregate of 39,200 Series B convertible preferred shares as dividends to the holder of such shares as of the date of this prospectus supplement.
     As we are a holding company, we may rely on dividends paid to us by our wholly-owned subsidiaries Upper Step Holdings Limited, Accord Group Investments Limited, XSEL Advertising, Profitown, East Alliance Limited and Small World Television, all of which are British Virgin Islands business companies, by our wholly-owned subsidiaries EconWorld Media, Singshine Marketing and Xinhua Sports & Entertainment (HK) Limited, all of which are Hong Kong companies, and by our indirect subsidiary Xinhua Media Entertainment in which we hold a 75% interest, a Cayman Islands company, for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses.
     In the British Virgin Islands, the payment of dividends is subject to limitations. A British Virgin Islands business company that prior to January 1, 2007 existed as an international business company is permitted to declare and pay dividends only out of surplus, meaning the excess, if any, at the time of the determination, of the total assets of the company over the sum of its total liabilities, as shown in the books of account, plus its capital. In addition, such company may not declare or pay a dividend unless the directors of the company determine that immediately after the payment of the dividend the company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account, and its capital.
     In Hong Kong, the payment of dividends is also subject to limitations. Dividends may only be distributed out of accumulated, realized profits less accumulated, realized losses. Accumulated, realized profits must not have been previously distributed or capitalized. Accumulated, realized losses do not include those previously written off in a reduction or reorganization of capital.
     In the Cayman Islands, the payment of dividends is also subject to limitations. Dividends may only be distributed out of profits, or out of a company’s share premium account, subject to the company being able to pay its debts as they fall due in the ordinary course of business.
     If we are allowed to declare and pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Cash dividends on our ADSs, if any, will be paid in U.S. dollars.

EXCHANGE RATE INFORMATION
     Our business is primarily conducted in China and substantially all of our revenues are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then current exchange rates, for the convenience of readers. The conversion of RMB into U.S. dollars in this prospectus supplement is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On October 16, 2009, the noon buying rate was RMB 6.8266 to $1.00.
     The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
	Period
Period	End	Average(1)	Low	High
2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009
April	6.8180	6.8306	6.8361	6.8180
May	6.8278	6.8235	6.8326	6.8176
June	6.8302	6.8334	6.8371	6.8264
July	6.8319	6.8317	6.8342	6.8300
August	6.8299	6.8323	6.8358	6.8299
September	6.8262	6.8277	6.8303	6.8247
October (through October 16)	6.8266	6.8261	6.8270	6.8248

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

MARKET PRICE INFORMATION FOR OUR AMERICAN DEPOSITARY SHARES
          Our ADSs, each representing two class A common shares, have been listed on the NASDAQ Global Market since March 9, 2007. Our ADSs traded under the symbol “XFML” through March 2, 2009, and are now traded under the symbol “XSEL.”
          The following table provides the high and low trading prices for our ADSs on the NASDAQ Global Market for (1) the years 2007 and 2008, (2) each of the past eight quarters, and (3) each of the past six months.

	Sales Price
	High	Low
Annual High and Low
2007 (from March 9, 2007)	$13.00	$5.06
2008	6.28	0.31

Quarterly Highs and Lows
Third Quarter of 2007	10.18	5.06
First Quarter of 2008	6.28	2.02
Second Quarter of 2008	4.40	2.11
Third Quarter of 2008	3.07	1.22
Fourth Quarter of 2008	1.59	0.31
First Quarter of 2009	0.79	0.22
Second Quarter of 2009	1.00	0.45
Third Quarter of 2009	1.98	0.79

Monthly Highs and Lows
April 2009	0.62	0.45
May 2009	1.06	0.57
June 2009	1.00	0.67
July 2009	1.34	0.79
August 2009	1.91	1.21
September 2009	1.98	1.45
October 2009 (through October 23)	1.81	1.56
          On October 23, 2009, the last reported sale price of our ADSs on the NASDAQ Global Market was $1.73 per ADS.

PLAN OF DISTRIBUTION
     We are offering the ADSs and warrants through Rodman & Renshaw, LLC as our exclusive placement agent. Subject to the terms and conditions contained in the placement agent agreement, dated September 4, 2009, Rodman & Renshaw, LLC has agreed to act as our exclusive placement agent for the sale of 5,514,705 ADSs, Series A warrants to purchase up to 3,860,293 class A common shares and Series B warrants to purchase up to 11,029,410 class A common shares. The placement agent is not purchasing or selling any ADSs or warrants by this prospectus supplement or the accompanying prospectus, nor is the placement agent required to arrange for the purchase or sale of any specific number or dollar amount of ADSs or warrants, but has agreed to use its reasonable best efforts to arrange for the sale of the ADSs and warrants.
     The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of a legal opinion and other letters and certificates.
     Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the ADSs and warrants, informing investors of the closing date as to such ADSs and warrants. We currently anticipate that closing of the sale of the ADSs and warrants will take place on or about October 29, 2009. Investors will also be informed of the date and manner in which they must transmit the purchase price for their ADSs and warrants.
     On the scheduled closing date, the following will occur:
•	we will receive funds in the amount of the aggregate purchase price for 5,514,705 ADSs; and

•	Rodman & Renshaw, LLC will receive the placement agent’s fee in accordance with the terms of the placement agent agreement.
     We will pay the placement agent an aggregate cash commission equal to 4.5% of the gross proceeds of the sale of ADSs and warrants in the offering. We will also pay the placement agent a cash fee in connection with the receipt by us of any proceeds from the exercise of the Series A or Series B warrants sold in this offering that are solicited by the placement agent, equal to 5% of the aggregate cash exercise price received by us upon any such exercise, subject to reduction to whatever extent necessary to comply with FINRA Rule 5110. We will also reimburse the placement agent for certain expenses incurred by it in connection with this offering, including legal fees, in the amount of 0.8% of gross offering proceeds, but in no event more than $50,000. In no event will the total amount of compensation paid to the placement agent and other securities brokers and dealers upon completion of this offering exceed 8% of the gross proceeds of this offering. The estimated offering expenses payable by us, in addition to the placement agent’s fee of $337,500, are approximately $353,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the ADSs. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $6.8 million.
     We have agreed to indemnify the placement agent against liabilities arising out of its activities pursuant to the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.
     The placement agent agreement has been filed by us as an exhibit to a Current Report on Form 6-K filed with the SEC in connection with this offering.
     The transfer agent for our ADSs to be issued in this offering is Codan Trust Company (Cayman) Limited, an affiliate company of Conyers Dill & Pearman.
     Our ADSs are traded on the NASDAQ Global Market under the symbol “XSEL.”

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
     We file reports and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus supplement forms a part, and the exhibits and schedules thereto.

INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care.
     Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus supplement the following documents filed with the SEC:
•	our annual report on Form 20-F for the fiscal year ended December 31, 2008, filed with the SEC on April 30, 2009 and Amendment No. 1 thereto, filed with the SEC on May 29, 2009;

•	our current report on Form 6-K, filed with the SEC on May 13, 2009;

•	our current report on Form 6-K, filed with the SEC on August 13, 2009;

•	our current report on Form 6-K, filed with the SEC on October 20, 2009;

•	our current report on Form 6-K, filed with the SEC on October 26, 2009, which includes a copy of the form of securities purchase agreement, the form of Series A warrants, the form of Series B warrants, and the placement agent agreement between us and Rodman & Renshaw, LLC;

•	all subsequent reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference that we file with the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.
     We will provide at no cost to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement and the accompanying prospectus, but not delivered therewith. Requests for such copies should be directed to:
2201, Tower D, Central International Trade Center
6A Jian Wai Avenue, Chaoyang District
Beijing, 100022
People’s Republic of China
(86 10) 8567-6000
Attention: Chief Financial Officer
     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus supplement and the accompanying prospectus. These documents may also be accessed through our website at http://www.xsel.com/en or as described under the heading “Where You Can Find More Information About Us,” above. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus.

EXPENSES
     The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$5,580
FINRA filing fee	10,500
NASDAQ supplemental listing fee	5,000
Audit fees and expenses	60,000
Legal fees and expenses	165,000
Printing costs	57,000
Miscellaneous	50,000

Total	$353,080

LEGAL MATTERS
     The validity of the class A common shares issuable upon exercise of the warrants and the class A common shares represented by the ADSs offered in this offering, and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to United States federal securities and New York state law will be passed upon for us by Latham & Watkins.

PROSPECTUS
Class A Common Shares
Preferred Shares
Warrants
Xinhua Sports & Entertainment Limited
     We may offer and sell to the public from time to time the securities in any combination in one or more offerings. The securities offered by this prospectus will have an aggregate offering price of up to $100,000,000. The class A common shares may be represented by our American Depositary Shares, or ADSs. Our ADSs, each of which represents two class A common shares, are listed on the Nasdaq Global Market under the symbol “XSEL.”
     When we offer the securities pursuant to this prospectus, we will provide specific terms of the offering in supplements to this prospectus. You should carefully read this prospectus and any supplement before you invest in any of the securities.
     The securities offered by this prospectus and any prospectus supplement may be offered directly to investors or through underwriters, dealers or other agents on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.
     See “Risk Factors” beginning on page 20 of this prospectus to read about the risks you should consider before buying the securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 16, 2009.

ABOUT THIS PROSPECTUS
     You should read this prospectus with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”
     In this prospectus, unless otherwise indicated or unless the context otherwise requires:
•	“we,” “us,” “our company,” “our” and “XSEL” refer to Xinhua Sports & Entertainment Limited, a Cayman Islands company, formerly known as Xinhua Finance Media Limited, and its subsidiaries, including direct subsidiaries and affiliated entities;

•	“ADSs” refer to our American depositary shares, each of which represents two class A common shares, and “ADRs” refer to the American depositary receipts that evidence our ADSs;

•	“China” or “PRC” refers to the People’s Republic of China, and solely for the purpose of this registration statement, excluding Taiwan, Hong Kong and Macau;

•	“RMB” or “Renminbi” refers to the legal currency of China; “$,” “dollars,” “US$” or “U.S. dollars” refers to the legal currency of the United States; and “HK$” refers to the legal currency of Hong Kong; and

•	“shares” or “common shares” refers to our class A common shares.
     This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities we are registering. Each time we sell securities pursuant to the registration statement, we will provide, if required, a prospectus supplement to this prospectus that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
     You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement or any amendment. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
     We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.
     Our website address is http://www.xsel.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
     This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of documents establishing the terms of the offered shares are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that is filed later.
     We incorporate by reference the documents listed below:
•	Our annual report on Form 20-F for the fiscal year ended December 31, 2008, filed with the SEC on April 30, 2009 and amended and filed on May 29, 2009;

•	Our current report on Form 6-K, filed with the SEC on May 13, 2009;

•	Our current report on Form 6-K, filed with the SEC on August 13, 2009;

•	The “Description of Securities” contained in our Registration Statement on Form 8-A filed on March 8, 2007 pursuant to Section 12(g) of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	With respect to each offering of securities under this prospectus, all annual reports on Form 20-F and any amendment thereto and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

     Our annual report on Form 20-F for the fiscal year ended December 31, 2008, as amended, filed on April 30, 2009, contains a description of our business and audited consolidated financial statements with a report by our independent registered accounting firm. These financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.
     Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Xinhua Sports & Entertainment Limited
Room 2201, Tower D
Central International Trade Center
6A Jian Wai Avenue
Chaoyang District, Beijing 100022
People’s Republic of China
(86 10) 8567 6000
Attention: Investor Relations Department
     You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, any accompanying prospectus supplement and the documents incorporated by reference contain statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “forecast,” “intend,” “plan,” “predict,” “propose,” “potential,” “continue,” “believe,” “estimate,” “is/are likely to,” or the negative of these terms, and other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:
•	our goals and strategies;

•	our plans to expand our business to sharpen our focus on sports and entertainment;

•	our future business development, financial condition and results of operations;

•	projected revenues, profits, earnings and other estimated financial information;

•	our plans to expand our Internet presence, and expand into new media, such as broadband wireless and Internet television;

•	the growth or acceptance of our integrated platform;

•	our plans to identify and create new advertising networks that target specific consumer demographics;

•	competition in the PRC media and advertising industries; and

•	the expected growth in advertising spending levels.
     We would like to caution you not to place undue reliance on these statements, and you should read these statements in conjunction with the risk factors set forth under the heading “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in our securities. These risks are not exhaustive. We operate in an emerging and evolving environment. New risk factors emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY
     We are a leading media group in China with a focus on sports and entertainment. Catering to a vast audience of young and upwardly mobile consumers, we believe we are well-positioned in China with our unique content and access. Through our key international partnerships, we are able to offer our target audience the content they demand—premium sports and quality entertainment. Through our Chinese partnerships, we are able to deliver this content across a broad range of platforms, including television, the Internet, mobile phones and other multimedia assets in China.
     We have developed an integrated platform of advertising resources across television, the Internet, mobile phones, radio, newspapers, magazines, university campuses and other media outlets. Through these outlets, we provide a total solution empowering clients at every stage of the media process linking advertisers with China’s young and upwardly mobile demographic to reach the desired audience in China.
     We were incorporated on November 7, 2005 in the Cayman Islands. We have grown significantly since our inception, primarily through the acquisition of assets, businesses and the development of distribution rights. In February 2009, we changed our name from “Xinhua Finance Media Limited” to “Xinhua Sports & Entertainment Limited,” following shareholder approval obtained on January 15, 2009, to sharpen our focus on sports and entertainment media. We changed our trading symbol on the NASDAQ Global Market to “XSEL” on March 2, 2009. As we extend our focus to sports and entertainment media, we anticipate our coverage of finance, and our finance media business, to decrease over time.
     Our business operates across three groups:
•	Broadcast, which refers to the sale of advertising and the production of content for and the distribution of our programming through television and radio channels, as well as the new media mobile value-added services we provide to mobile phone users in China. Our media platforms include two free to air channels which broadcast throughout China. Our Broadcast Group also produces the popular television shows Fight Weekend, The Scene and the Fortune China series. We have exclusive China media rights for the UEFA Europa League during the 2009 to 2012 period, and, through our equity investment in Hong Kong based All Sports Network (ASN), we have exclusive distribution rights via mobile, television, the Internet and radio for ASN’s content in China, which includes the National Collegiate Athletic Association (NCAA), the National Hockey League, extreme sports, motor racing and other top quality sports programming. With our business partners, we are acquiring the rights to provide consulting and advisory services for four premium tier digital pay television channels to tap into the rapidly growing digital Chinese television market;

•	Print, which refers to our exclusive rights to sell advertising for and provide management and information consulting services to the Economic Observer; and

•	Advertising, which refers to online advertising sales, our provision of below-the-line marketing services and our research services for products, advertisements and markets.
     We generate revenue principally by producing and selling advertising time and space on broadcast and print distribution platforms and outdoor billboards, selling produced television programs and by providing advertising services.
     On March 14, 2007, we completed our initial public offering, in which we issued and sold 17,307,923 ADSs, representing 34,615,846 of our class A common shares, and certain of our then shareholders sold 5,769,000 ADSs, representing 11,538,000 of our class A common shares, in each case at an offering price of $13.00 per ADS.
     Our principal executive offices are located at 2201, Tower D, Central International Trade Center, 6A Jian Wai Avenue, Chaoyang District, Beijing 100022, People’s Republic of China. Our telephone number at this address is 86-10-8567-6000. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, PO

Box 2681, Grand Cayman KYI-1111, Cayman Islands. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017.

RECENT DEVELOPMENTS
     The following tables present summary consolidated financial information of our company.
     The summary unaudited condensed consolidated statement of operations data for the three months ended June 30, 2009, March 31, 2009, June 30, 2008, and March 31 2008, and the summary unaudited condensed consolidated balance sheet data as of June 30, 2009 and March 31, 2009, are derived from our earnings releases contained in our current reports on Form 6-K filed with the SEC on May 13, 2009 and August 13, 2009, and have been prepared on the same basis as our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2008, other than the amounts in relation to noncontrolling interest, formerly referred to as minority interest, which have been reclassified in accordance with FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51,” which was adopted by us on January 1, 2009, and the classification of Shanghai Hyperlink Market Research Co. Ltd., or Hyperlink, as a discontinued operation because of our decision in 2009 to dispose of that entity. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.
Condensed Consolidated Statement of Operations

	3 months	3 months	3 months	3 months
	ended	ended	ended	ended
	June 30,	March 31,	June 30,	March 31,
(In U.S. Dollars)	2009	2009	2008(1)	2008(1)

Net revenues:
Advertising services	$21,166,243	$14,242,940	$25,221,780	$19,943,125
Content production	207,980	878,214	2,888,164	573,453
Advertising sales	17,300,285	9,254,766	19,006,987	14,738,927
Publishing services	133,522	99,112	108,924	201,224

Total net revenues	38,808,030	24,475,032	47,225,855	35,456,729

Cost of revenues:
Advertising services	15,261,154	10,026,073	17,988,473	15,217,489
Content production	249,872	332,172	1,060,419	442,057
Advertising sales	13,204,429	5,513,330	7,644,880	7,152,328
Publishing services	221,450	202,596	254,844	294,292

Total cost of revenues	28,936,905	16,074,171	26,948,616	23,106,166

Operating expenses:
Selling and distribution	3,538,980	3,272,562	5,495,696	5,086,801
General and administrative	5,609,771	7,414,066	10,816,544	13,648,209

Total operating expenses	9,148,751	10,686,628	16,312,240	18,735,010

Other operating income	1,515,604	412,148	7,220	—

Operating income (loss) from continuing operations	2,237,978	(1,873,619)	3,972,219	(6,384,447)
Other expenses	3,984,469	1,188,780	1,138,945	828,499

(Loss) income from continuing operations before provision for income taxes	(1,746,491)	(3,062,399)	2,833,274	(7,212,946)

Provision for income taxes	298,022	383,662	1,874,756	1,324,842

Net (loss) income from continuing operations	(2,044,513)	(3,446,061)	958,518	(8,537,788)

Discontinued operations:

Income from discontinued operations	58,566	31,728	289,702	227,831

Provision for income taxes	28,961	22,224	114,341	15,042

Discontinued operations, net of taxes	29,605	9,504	175,361	212,789

Net (loss) income	(2,014,908)	(3,436,557)	1,133,879	(8,324,999)
Net income (loss) attributable to non-controlling interests	135,029	(301,920)	370,913	(44,829)

Net (loss) income attributable to XSEL	(2,149,937)	(3,134,637)	762,966	(8,280,170)
Dividend declared on Series B redeemable convertible preferred shares	640,000	640,000	600,000	200,000

Net (loss) income attributable to holders of common shares	$(2,789,937)	$(3,774,637)	$162,966	$(8,480,170)

	3 months	3 months	3 months	3 months
	ended	ended	ended	ended
	June 30,	March 31,	June 30,	March 31,
(In U.S. Dollars)	2009	2009	2008(1)	2008(1)
Net (loss) income per share:
Basic and diluted from continuing operations — Class A Common shares	$(0.02)	$(0.03)	$0.00	$(0.07)
Basic and diluted from continuing operations — Class B Common shares	N/A	N/A	0.00	(0.07)
Basic and diluted from discontinued operations — Class A Common shares	0.00	0.00	0.00	0.00
Basic and diluted from discontinued operations — Class B Common shares	N/A	N/A	0.00	0.00

Basic and diluted — Common shares	(0.02)	(0.03)	0.00	(0.07)
Basic and diluted from continuing operations — American Depositary Shares	(0.04)	(0.05)	0.00	(0.13)
Basic and diluted from discontinued operations — American Depositary Shares	0.00	0.00	0.00	0.00

Basic and diluted — American Depositary Shares	$(0.04)	$(0.05)	$0.00	$(0.13)

(1)	Amounts in relation to noncontrolling interest, formerly named minority interest, for the three-month periods ended June 30, 2008 and March 31, 2008 have been reclassified in accordance with FASB Statement No. 160, “Noncontrolling Interest in Consolidated Financial Statements—an amendment of ARB No. 51,” which we adopted on January 1, 2009. In addition, on March 13, 2009, we entered into a conditional agreement to sell the entire equity interest in Hyperlink. The historical results of Hyperlink were reported as discontinued operations for all interim periods in 2009.
Condensed Consolidated Balance Sheet

(In U.S. dollars)	June 30, 2009	March 31, 2009

Assets
Current assets:
Cash and cash equivalents	$32,329,314	$59,274,949
Short term deposit	29,054	1,453,398
Restricted cash	37,920,000	37,610,000
Accounts receivable, net of allowance for doubtful debts	35,422,320	33,575,134
Prepaid program expenses	4,874,817	3,140,071
Consideration receivable from disposal of subsidiaries	45,640,000	43,754,392
Other current assets	28,092,141	24,349,090
Assets held for sale	7,846,238	8,575,780

Total current assets	192,153,884	211,732,814

Television program and film right, net	13,685,624	—
Property and equipment, net	6,043,153	6,297,263
Intangible assets, net	284,488,653	197,727,546
Goodwill	68,827,539	42,688,899
Investment	13,508,239	13,508,239
Deposits for investments	14,536,860	24,382,361
Consideration receivable from disposal of subsidiaries	26,249,648	28,285,035
Other long-term assets	9,726,480	6,686,206

Total assets	$629,220,080	$531,308,363

Liabilities, mezzanine equity and total equity
Current liabilities:
Bank borrowings	$42,705,865	$42,486,592
Other current liabilities	90,757,246	63,529,480
Liabilities held for sale	1,129,607	1,893,487

Total current liabilities	134,592,718	107,909,559
Deferred tax liabilities	35,509,083	31,559,100
Long-term liabilities, non-current portion	190,829,286	121,164,687

Total liabilities	360,931,087	260,633,346

Mezzanine equity:
Series B redeemable convertible preferred shares	31,845,591	31,205,591
Shareholders’ equity:
Class A common shares	109,416	109,388
Additional paid-in capital	485,416,625	486,691,163
Accumulated deficits	(259,533,013)	(256,743,071)

(In U.S. dollars)	June 30, 2009	March 31, 2009

Accumulated other comprehensive income	6,610,529	7,135,231

Total shareholders’ equity	232,603,557	237,192,711
Non-controlling interests	3,839,845	2,276,715

Total equity	236,443,402	239,469,426

Total liabilities, mezzanine equity and total equity	$629,220,080	$531,308,363

Summary Financial Data for the Three Years Ended December 31, 2008
     The summary consolidated statement of operations data for the years ended December 31, 2008, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2008 and 2007 have been derived from our audited consolidated financial statements contained in our annual report on Form 20-F for the year ended December 31, 2008. Those financial statements did not reflect:
1.	the adoption on January 1, 2009 of FASB Statement No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51;” and

2.	the classification of Hyperlink as a discontinued operation because Hyperlink did not as of December 31, 2008 meet the definition of an asset group held for sale in accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
     Therefore, the summary consolidated financial data have not been prepared on the same basis as the unaudited consolidated financial information data as of June 30, 2009 and March 31, 2009 and for the three months ended June 30, 2009, March 31, 2009, June 30, 2008 and March 31, 2008 included above.
     In our Unaudited Pro forma Condensed Financial Information included elsewhere in this filing, we show the effects on our historical financial statements as of and for the three years ended December 31, 2008 of treating Hyperlink as a discontinued operation in those financial statements.
     The summary consolidated financial data should be read in conjunction with those financial statements and the accompanying notes and “Item 5B. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in the prospectus. Our consolidated annual financial statements were prepared and presented in accordance with U.S. GAAP. The historical results are not necessarily indicative of results to be expected in any future period.
Consolidated Statement of Operations

	For the Year Ended December 31,
(In U.S. Dollars, except for share data)	2008	2007	2006

Net revenues:
Advertising services	$107,891,719	$86,681,143	$44,861,952
Content production	12,371,911	7,680,580	6,545,148
Advertising sales	65,355,685	39,281,540	6,691,543
Publishing services	411,637	1,195,427	867,789

Total net revenues	186,030,952	134,838,690	58,966,432

Cost of revenues:
Advertising services	74,735,032	58,047,996	27,653,769
Content production	7,521,948	3,707,062	2,829,311
Advertising sales	30,756,279	19,490,013	1,912,260
Publishing services	1,479,005	854,020	1,386,162

Total cost of revenues	114,492,264	82,099,091	33,781,502

Operating expenses:

Selling and distribution	22,945,933	14,876,682	5,276,751
General and administrative	52,068,821	24,348,827	12,840,202
Impairment loss on goodwill	180,841,091	—	—
Impairment loss on intangible assets	25,562,095	—	—

	For the Year Ended December 31,
(In U.S. Dollars, except for share data)	2008	2007	2006

Provision for doubtful debts	10,427,114	—	—
Impairment loss on promissory note and accrued interest income	8,521,483	—	—
Loss on disposal of subsidiaries	4,720,705	—	—
Impairment loss on capitalized content production costs	3,085,850	—	—
Impairment loss on property and equipment	2,438,818	—	—
Provision for amount due from related party	1,721,306	—	—

Total operating expenses	312,333,216	39,225,509	18,116,953

Other operating income	1,499,381	2,261,788	—

(Loss) income from operations	(239,295,147)	15,775,878	7,067,977
Other income (expense)

Interest expense	(8,077,229)	(6,627,685)	(2,618,398)
Interest income	1,738,282	6,264,103	1,743,368

Impairment loss on principal protected note	(24,909,929)	—	—

Impairment loss on other investments	(1,333,066)	—	—

Other income (expense), net	—	1,703,693	(22,621)

(Loss) income before provision for income taxes, equity in loss of an investment and minority interest	(271,877,089)	17,115,989	6,170,326

Provision for income taxes (tax benefit)	2,354,442	(12,225,650)	1,069,537

Net (loss) income before minority interest and equity in loss of an investment	(274,231,531)	29,341,639	5,100,789

Minority interest, net of taxes	640,468	1,302,634	1,704,287

Equity in loss of an investment, net of taxes	—	—	52,211

Net (loss) income	$(274,871,999)	$28,039,005	$3,344,291
Deemed dividends on redeemable convertible preferred shares	—	—	(2,157,301)
Dividends declared on redeemable convertible preferred shares	—	(1,338,333)	(5,335,000)
Dividends declared on series B redeemable convertible preferred shares	(2,000,000)	—	—

Net (loss) income attributable to holders of common shares	$(276,871,999)	$26,700,672	$(4,148,010)

Net (loss) income per share:
Basic— Class A common shares	$(2.04)	$0.23	$(0.08)
Basic— Class B common shares	$(2.04)	$0.23	$(0.08)
Diluted— Class A common shares	$(2.04)	$0.21	$(0.08)
Diluted— Class B common shares	$(2.04)	$0.21	$(0.08)

Weighted average number of common shares used in computation:
Basic— Class A common shares	85,926,895	66,165,765	5,084,366
Basic— Class B common shares	49,917,482	50,054,618	44,693,266
Diluted— Class A common shares	85,926,895	86,314,773	5,084,366
Diluted— Class B common shares	49,917,482	50,054,618	44,693,266
Consolidated Balance Sheet

(In U.S. dollars, except for share data)	December 31, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$54,088,842	$44,436,087
Short term deposit	2,940,051	—
Restricted cash	37,510,000	47,252,191
Accounts receivable, net of allowance for doubtful debts of $9,169,667 in 2008 and $301,217 in 2007	44,762,902	45,706,766
Deposits for program advertising right	2,125,330	6,752
Prepaid advertising program space and airtime	198,923	5,382,498
Prepaid expenses	3,053,099	2,777,025

Amounts due from related parties, current portion	6,547,636	7,389,211
Promissory note receivable- related party, current portion	—	722,038
Consideration receivable from disposal of subsidiaries	36,970,590	—

(In U.S. dollars, except for share data)	December 31, 2008	December 31, 2007

Deferred tax assets, current portion	1,042,379	22,634
Other current assets	4,259,056	5,361,890

Total current assets	193,498,808	159,057,092
Capitalized content production cost, net	—	8,855,896
Property and equipment, net	6,590,790	9,191,959
License agreements, net	99,148,017	98,490,161
Exclusive advertising agreement, net- Economic Observer Advertising	74,267,216	71,886,011
Other intangible assets, net	27,113,350	63,129,741
Goodwill	46,992,724	180,125,488
Investment	13,508,239	500,000
Deposits for acquisitions of subsidiaries	—	25,634,000
Deposit for investment	14,174,566	—
Deferred tax assets, non-current portion	—	94,598
Principal protected note	—	24,909,929
Promissory note receivable- related party, non-current portion	—	7,900,000
Consideration receivable from disposal of subsidiaries	28,285,035	—
Amounts due from a related party, non-current portion	1,506,137	—
Other long term assets	3,165,454	1,027,338

Total assets	$508,250,336	$650,802,213

Liabilities, Mezzanine Equity and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,375,281	$8,126,537
Accrued expense and other payables	42,243,279	19,201,194
Amounts due to Parent and its affiliates	1,131,050	5,251,224
Amounts due to other related parties	2,215,122	602,698
Capital lease obligations, current portion	—	188,590
Long term payables, current portion	10,363,762	4,564,177
Bank overdraft	—	960,157
Bank borrowings, current portion	36,374,198	33,780,188
Income tax payable	8,571,848	6,538,946

Total current liabilities	106,274,540	79,213,711
Deferred tax liabilities	31,679,491	37,741,579
Convertible loan	33,200,000	—
Bank borrowings, non-current portion	—	75,436
Long term payables, non-current portion	68,305,496	65,066,299
Capital lease obligations, non-current portion	—	8,875

Total liabilities	239,459,527	182,105,900

Commitments and contingency
Minority interests	2,565,177	2,060,745
Mezzanine equity:
Series B redeemable convertible preferred shares (stated value $100; 320,000 shares authorized; 314,000 issued and outstanding as of December 31, 2008; liquidation value of $63,400,000 as of December 31, 2008)	30,605,591	—
Shareholders’ equity:
Class A common shares and non-vested shares (par value $0.001; 143,822,874 as of December 31, 2007 and 343,822,874 as of December 31, 2008 shares authorized; 90,061,269 as of December 31, 2007 and 146,914,667 as of December 31, 2008 shares issued and outstanding)	104,302	90,061
Class B common shares (par value $0.001; 50,054,619 as of December 31, 2007 and December 31, 2008 shares authorized; 50,054,618 as of December 31, 2007 and nil as of December 31, 2008 shares issued and outstanding)	—	7,442
Treasury stock (800,000 and 1,310,000 shares as of December 31, 2007 and 2008, respectively)	(1,310)	(800)
Additional paid-in capital	481,319,655	439,517,774
(Accumulated deficit) retained earnings	(252,968,439)	23,903,560
Accumulated other comprehensive income	7,165,833	3,117,531

Total shareholders’ equity	235,620,041	466,635,568

Total liabilities, minority interest, mezzanine equity and shareholders’ equity	$508,250,336	$650,802,213

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Convey
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information
     On December 31, 2008, we entered into an agreement with Pariya Holdings Limited, or Pariya, for the disposal of 85% of our ownership interest in Xinhua Finance Media (Convey) Ltd., or Convey, in which we acquired a 100% equity interest on July 2, 2007. The disposition of Convey was completed on December 31, 2008, and did not meet the definition of discontinued operations as at that date in accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” due to our continuing involvement in Convey.
     We prepared the following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 to illustrate the estimated effects on our consolidated results of operations of the disposition of our 85% ownership interest in Convey in December 2008. The following unaudited pro forma condensed consolidated financial information is derived from the historical financial statements of our company and Convey after giving effect to the pro forma adjustments described in the accompanying note. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 present adjustments as if the disposal had been consummated on January 1, 2008. The preparation of the unaudited pro forma condensed consolidated statement of operations appearing below is based on financial statements prepared in accordance with U.S. GAAP. We did not prepare an unaudited pro forma condensed consolidated balance sheet because our audited consolidated balance sheet as of December 31, 2008 already reflected the disposition of Convey.
     The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” in our annual report on Form 20-F for the fiscal year ended December 31, 2008, as well as Note 6 and Note 28 to our audited consolidated financial statements contained in our annual report on Form 20-F for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus.
     The unaudited pro forma condensed consolidated financial information is not intended to show how the consolidated companies would have actually performed if the event described above had in fact occurred on the date assumed or to project the results of operations or financial position for any future date or period. We have included in the unaudited pro forma condensed consolidated financial information all the adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the operating results in the historical period.
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2008

	Xinhua Sports &
	Entertainment
	Limited (For the	Pro Forma
	Year Ended	Adjustments
	December 31,	related to
(In U.S. dollars, except for share data)	2008)	Convey (1)	Pro Forma

Net revenues:
Advertising services	$107,891,719	—	$107,891,719
Content production	12,371,911	—	12,371,911
Advertising sales	65,355,685	$(21,419,543)	43,936,142
Publishing services	411,637	—	411,637

Total net revenues	186,030,952	(21,419,543)	164,611,409

Cost of revenues:
Advertising services	74,735,032	179,327	74,914,359
Content production	7,521,948	—	7,521,948

	Xinhua Sports &
	Entertainment
	Limited (For the	Pro Forma
	Year Ended	Adjustments
	December 31,	related to
(In U.S. dollars, except for share data)	2008)	Convey (1)	Pro Forma
Advertising sales	30,756,279	(9,135,844)	21,620,435
Publishing services	1,479,005	—	1,479,005

Total cost of revenues	114,492,264	(8,956,517)	105,535,747

Operating expenses:
Selling and distribution	22,945,933	(1,479,612)	21,466,321
General and administrative	52,068,821	(1,548,541)	50,520,280
Impairment loss on goodwill	180,841,091	—	180,841,091
Impairment loss on intangible assets	25,562,095	—	25,562,095
Provision for doubtful debts	10,427,114	(1,086,754)	9,340,360
Impairment loss on promissory note	8,521,483	—	8,521,483
Loss on disposal of subsidiaries	4,720,705	(4,720,705)	—
Impairment loss on capitalized content production costs	3,085,850	—	3,085,850
Impairment loss on property and equipment	2,438,818	—	2,438,818
Provision for amount due from a related party	1,721,306	—	1,721,306

Total operating expenses	312,333,216	(8,835,612)	303,497,604

Other operating income	1,499,381	(7,710)	1,491,671

Loss from operations	(239,295,147)	(3,635,124)	(242,930,271)

Other income (expense):
Interest expense	(8,077,229)	60,589	(8,016,640)
Interest income	1,738,282	(9,122)	1,729,160
Impairment loss on principal protected note	(24,909,929)	—	(24,909,929)
Impairment loss on other investments	(1,333,066)	833,066	(500,000)

Loss before provision for income taxes	(271,877,089)	(2,750,591)	(274,627,680)
Provision for income taxes	2,354,442	(1,706,594)	647,848

Net loss before minority interest and equity in loss of an investment	(274,231,531)	(1,043,997)	(275,275,528)
Minority interest, net of taxes	640,468	—	640,468

Net loss	$(274,871,999)	$(1,043,997)	$(275,915,996)

Net loss attributable to holders of common shares	$(276,871,999)	$(1,043,997)	$(277,915,996)

Net (loss) income per share:
Basic— Class A common shares	$(2.04)	$(0.01)	$(2.05)
Basic— Class B common shares	$(2.04)	$(0.01)	$(2.05)
Diluted— Class A common shares	$(2.04)	$(0.01)	$(2.05)
Diluted— Class B common shares	$(2.04)	$(0.01)	$(2.05)
Weighted average number of common shares used in computation:
Basic— Class A common shares	85,926,895	—	85,926,895
Basic— Class B common shares	49,917,482	—	49,917,482
Diluted— Class A common shares	85,926,895	—	85,926,895
Diluted— Class B common shares	49,917,482	—	49,917,482

(1)	The pro forma adjustments reflect the reversal of loss on disposal of Convey of $4,720,705 and exclusion of income and expenses attributable to Convey for the year ended December 31, 2008.
Hyperlink
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information
     On March 13, 2009, we entered into a conditional agreement to sell the entire equity interest in Hyperlink. In our earnings release for the first quarter of 2009, we began to separately report the results of Hyperlink as discontinued operations in accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

     We prepared the following unaudited pro forma condensed consolidated statement of operations for the years ended December 31, 2006, 2007 and 2008 to illustrate the estimated effects on our consolidated income from continuing operations as if Hyperlink had been reflected as a discontinued operation in our annual historical financial statements for all periods presented. We prepared the unaudited pro forma condensed consolidated balance sheet as of December 31, 2008 to illustrate the effects on the assets and liabilities held for sale as if Hyperlink had been treated as a discontinued operation as of January 1, 2008. The following unaudited pro forma condensed consolidated financial information is derived from the historical financial statements of our company and Hyperlink after giving effect to the pro forma adjustments described in the accompanying notes. The preparation of the unaudited pro forma condensed consolidated statement of operations and balance sheet appearing below is based on financial statements prepared in accordance with U.S. GAAP.
     The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” in our annual report on Form 20-F for the fiscal year ended December 31, 2008, as well as Note 6 and Note 35 to our audited consolidated financial statements contained in our annual report on Form 20-F for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus.
     The unaudited pro forma condensed consolidated financial information is not intended to show how the consolidated companies would have actually performed if the event described above had in fact occurred on the date assumed or to project the results of operations or financial position for any future date or period. We have included in the unaudited pro forma condensed consolidated financial information all the adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the operating results in the historical period.
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2008

	Xinhua Sports &
	Entertainment	Pro Forma
	Limited (For the Year	Adjustments
	Ended	related to
(In U.S. dollars, except for share data)	December 31, 2008)	Hyperlink (1)	Pro Forma

Net revenues:
Advertising services	$107,891,719	$(5,917,989)	$101,973,730
Content production	12,371,911	—	12,371,911
Advertising sales	65,355,685	—	65,355,685
Publishing services	411,637	—	411,637

Total net revenues	186,030,952	(5,917,989)	180,112,963

Cost of revenues:
Advertising services	74,735,032	(2,787,757)	71,947,275
Content production	7,521,948	—	7,521,948
Advertising sales	30,756,279	—	30,756,279
Publishing services	1,479,005	—	1,479,005

Total cost of revenues	114,492,264	(2,787,757)	111,704,507

Operating expenses:
Selling and distribution	22,945,933	(231,455)	22,714,478
General and administrative	52,068,821	(2,351,772)	49,717,049
Impairment loss on goodwill	180,841,091	(2,623,432)	178,217,659
Impairment loss on intangible assets	25,562,095	(334,479)	25,227,616
Provision for doubtful debts	10,427,114	—	10,427,114
Impairment loss on promissory note	8,521,483	—	8,521,483
Loss on disposal of subsidiaries	4,720,705	—	4,720,705
Impairment loss on capitalized content production costs	3,085,850	—	3,085,850
Impairment loss on property and equipment	2,438,818	—	2,438,818

	Xinhua Sports &
	Entertainment	Pro Forma
	Limited (For the Year	Adjustments
	Ended	related to
(In U.S. dollars, except for share data)	December 31, 2008)	Hyperlink (1)	Pro Forma
Provision for amount due from a related party	1,721,306	—	1,721,306

Total operating expenses	312,333,216	(5,541,138)	306,792,078

Other operating income	1,499,381	(105,217)	1,394,164

Loss from operations	(239,295,147)	2,305,689	(236,989,458)

Other income (expense):
Interest expense	(8,077,229)	—	(8,077,229)
Interest income	1,738,282	(21,961)	1,716,321
Impairment loss on principal protected note	(24,909,929)	—	(24,909,929)
Impairment loss on other investments	(1,333,066)	—	(1,333,066)

Loss before provision for income taxes	(271,877,089)	2,283,728	(269,593,361)
Provision for income taxes	2,354,442	(96,640)	2,257,802

Net loss before minority interest and equity in loss of an investment	(274,231,531)	2,380,368	(271,851,163)
Minority interest, net of taxes	640,468	—	640,468

Net loss from continuing operations	$(274,871,999)	$2,380,368	$(272,491,631)
Net loss from discontinued operations	—	$(2,380,368)	$(2,380,368)

Net loss	$(274,871,999)	—	$(274,871,999)

Net loss attributable to holders of common shares	$(276,871,999)	—	$(276,871,999)

Net loss from continuing operations per share:
Basic— Class A common shares	$(2.04)	$0.02	$(2.02)
Basic— Class B common shares	$(2.04)	$0.02	$(2.02)
Diluted— Class A common shares	$(2.04)	$0.02	$(2.02)
Diluted— Class B common shares	$(2.04)	$0.02	$(2.02)

Net loss from discontinued operations per share:
Basic— Class A common shares	$(0.00)	$(0.02)	$(0.02)
Basic— Class B common shares	$(0.00)	$(0.02)	$(0.02)
Diluted— Class A common shares	$(0.00)	$(0.02)	$(0.02)
Diluted— Class B common shares	$(0.00)	$(0.02)	$(0.02)

Weighted average number of common shares used in computation:
Basic— Class A common shares	85,926,895	—	85,926,895
Basic— Class B common shares	49,917,482	—	49,917,482
Diluted— Class A common shares	85,926,895	—	85,926,895
Diluted— Class B common shares	49,917,482	—	49,917,482

(1)	The adjustments reflect the exclusion of income and expenses attributable to Hyperlink for the respective years ended December 31, 2008, 2007 and 2006
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2007

	Xinhua Sports &
	Entertainment
	Limited (For the	Pro Forma
	Year Ended	Adjustments
	December 31,	related to
(In U.S. dollars, except for share data)	2007)	Hyperlink (1)	Pro Forma

Net revenues:
Advertising services	$86,681,143	$(5,046,006)	$81,635,137
Content production	7,680,580	—	7,680,580
Advertising sales	39,281,540	—	39,281,540
Publishing services	1,195,427	—	1,195,427

Total net revenues	134,838,690	(5,046,006)	129,792,684

	Xinhua Sports &
	Entertainment
	Limited (For the	Pro Forma
	Year Ended	Adjustments
	December 31,	related to
(In U.S. dollars, except for share data)	2007)	Hyperlink (1)	Pro Forma

Cost of revenues:
Advertising services	58,047,996	(2,712,535)	55,335,461
Content production	3,707,062	—	3,707,062
Advertising sales	19,490,013	—	19,490,013
Publishing services	854,020	—	854,020

Total cost of revenues	82,099,091	(2,712,535)	79,386,556

Operating expenses:
Selling and distribution	14,876,682	(219,271)	14,657,411
General and administrative	24,348,827	(1,259,697)	23,089,130

Total operating expenses	39,225,509	(1,478,968)	37,746,541

Other operating income	2,261,788	—	2,261,788

Profit from operations	15,775,878	(854,503)	14,921,375

Other income (expense):
Interest expense	(6,627,685)	492	(6,627,193)
Interest income	6,264,103	(722)	6,263,381
Other (expense) income, net	1,703,693	(14,317)	1,689,376

Profit before provision for income taxes	17,115,989	(869,050)	16,246,939
Provision for income taxes	(12,225,650)	(429,763)	(12,655,413)

Net profit before minority interest and equity in loss of an investment	29,341,639	(439,287)	28,902,352
Minority interest, net of taxes	1,302,634	—	1,302,634

Net income from continuing operations	$28,039,005	$(439,287)	$27,599,718
Net income from discontinued operations	—	$439,287	$439,287

Net income	$28,039,005	—	$28,039,005

Net income attributable to holders of common shares	$26,700,672	—	$26,700,672

Net income from continuing operations per share:
Basic— Class A common shares	$0.23	$(0.00)	$0.23
Basic— Class B common shares	$0.23	$(0.00)	$0.23
Diluted— Class A common shares	$0.21	$(0.00)	$0.21
Diluted— Class B common shares	$0.21	$(0.00)	$0.21

Net income from discontinuing operations per share:
Basic— Class A common shares	$0.00	$0.00	$0.00
Basic— Class B common shares	$0.00	$0.00	$0.00
Diluted— Class A common shares	$0.00	$0.00	$0.00
Diluted— Class B common shares	$0.00	$0.00	$0.00

Weighted average number of common shares used in computation:
Basic— Class A common shares	66,165,765	—	66,165,765
Basic— Class B common shares	50,054,618	—	50,054,618
Diluted— Class A common shares	86,314,773	—	86,314,773
Diluted— Class B common shares	50,054,618	—	50,054,618

(1)	The adjustments reflect the exclusion of income and expenses attributable to Hyperlink for the respective years ended December 31, 2008, 2007 and 2006

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2006

	Xinhua Sports &
	Entertainment
	Limited (For the	Pro Forma
	Year Ended	Adjustments
	December 31,	related to
(In U.S. dollars, except for share data)	2006)	Hyperlink (1)	Pro Forma

Net revenues:
Advertising services	$44,861,952	$(1,802,660)	$43,059,292
Content production	6,545,148	—	6,545,148
Advertising sales	6,691,543	—	6,691,543
Publishing services	867,789	—	867,789

Total net revenues	58,966,432	(1,802,660)	57,163,772

Cost of revenues:
Advertising services	27,653,769	(862,014)	26,791,755
Content production	2,829,311	—	2,829,311
Advertising sales	1,912,260	—	1,912,260
Publishing services	1,386,162	—	1,386,162

Total cost of revenues	33,781,502	(862,014)	32,919,488

Operating expenses:
Selling and distribution	5,276,751	(185,295)	5,091,456
General and administrative	12,840,202	(141,353)	12,698,849

Total operating expenses	18,116,953	(326,648)	17,790,305

Other operating income	—	—	—

Profit from operations	7,067,977	(613,998)	6,453,979

Other income (expense):
Interest expense	(2,618,398)	—	(2,618,398)
Interest income	1,743,368	(1,801)	1,741,567
Other (expense) income, net	(22,621)	3,554	(19,067)

Profit before provision for income taxes	6,170,326	(612,245)	5,558,081
Provision for income taxes	1,069,537	(189,829)	879,708

Net profit before minority interest and equity in loss of an investment	5,100,789	(422,416)	4,678,373
Minority interest, net of taxes	1,704,287	(66,129)	1,638,158
Equity in loss of an investment, net of taxes	52,211	—	52,211

Net income from continuing operations	$3,344,291	$(356,287)	$2,988,004
Net income from discontinuing operations	—	$356,287	$356,287

Net income	$3,344,291	—	$3,344,291

Net loss attributable to holders of common shares	$(4,148,010)	—	$(4,148,010)

Net income from continuing operations per share:
Basic— Class A common shares	$(0.08)	$(0.01)	$(0.09)
Basic— Class B common shares	$(0.08)	$(0.01)	$(0.09)
Diluted— Class A common shares	$(0.08)	$(0.01)	$(0.09)
Diluted— Class B common shares	$(0.08)	$(0.01)	$(0.09)

Net income from discontinuing operations per share:
Basic— Class A common shares	$0.00	$0.01	$0.01
Basic— Class B common shares	$0.00	$0.01	$0.01
Diluted— Class A common shares	$0.00	$0.01	$0.01
Diluted— Class B common shares	$0.00	$0.01	$0.01

Weighted average number of common shares used in computation:
Basic— Class A common shares	5,084,366	—	5,084,366
Basic— Class B common shares	44,693,266	—	44,693,266
Diluted— Class A common shares	5,084,366	—	5,084,366
Diluted— Class B common shares	44,693,266	—	44,693,266

(1)	The adjustments reflect the exclusion of income and expenses attributable to Hyperlink for the respective years ended December 31, 2008, 2007 and 2006.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2008

	Xinhua Sports &
	Entertainment	Pro Forma
	Limited (As Of	Adjustments
	December 31,	related to
(In U.S. dollars, except for share data)	2008)	Hyperlink (1)	Pro Forma

Assets
Current assets:
Cash and cash equivalents	$54,088,842	$(1,047,314)	$53,041,528
Short term deposit	2,940,051	—	2,940,051
Restricted cash	37,510,000	—	37,510,000
Accounts receivable, net of allowance for doubtful debts of $301,217 in 2007 and $9,169,667 in 2008	44,762,902	(1,148,504)	43,614,398
Deposits for program advertising right	2,125,330	—	2,125,330
Prepaid advertising program space and airtime	198,923	—	198,923
Prepaid expenses	3,053,099	(5,556)	3,047,543
Amounts due from related parties, current portion	6,547,636	—	6,547,636
Consideration receivable from disposal of subsidiaries	36,970,590	—	36,970,590
Deferred tax assets, current portion	1,042,379	—	1,042,379
Other current assets	4,259,056	(113,773)	4,145,283

Total current assets	193,498,808	(2,315,147)	191,183,661
Property and equipment, net	6,590,790	(288,353)	6,302,437
License agreements, net	99,148,017	—	99,148,017
Exclusive advertising agreement, net- Economic Observer Advertising	74,267,216	—	74,267,216
Other intangible assets, net	27,113,350	—	27,113,350
Goodwill	46,992,724	(4,303,825)	42,688,899
Investment	13,508,239	—	13,508,239
Deposit for investment	14,174,566	—	14,174,566
Consideration receivable from disposal of subsidiaries	28,285,035	—	28,285,035
Amounts due from a related party, non-current portion	1,506,137	—	1,506,137
Other long term assets	3,165,454	—	3,165,454
Assets — held for sale	—	6,907,325	6,907,325

Total assets	$508,250,336	$—	$508,250,336

Liabilities, Mezzanine Equity and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,375,281	$(372,441)	$5,002,840
Accrued expense and other payables	42,243,279	(1,140,530)	41,102,749
Amounts due to Parent and its affiliates	1,131,050	—	1,131,050
Amounts due to other related parties	2,215,122	—	2,215,122
Long term payables, current portion	10,363,762	—	10,363,762
Bank borrowings, current portion	36,374,198	—	36,374,198
Income tax payable	8,571,848	(858,545)	7,713,303

Total current liabilities	106,274,540	(2,371,516)	103,903,024
Deferred tax liabilities	31,679,491	—	31,679,491
Convertible loan	33,200,000	—	33,200,000
Long term payables, non-current portion	68,305,496	—	68,305,496
Liabilities — held for sale	—	2,371,516	2,371,516

Total Liabilities	239,459,527	—	239,459,527

Minority interests	2,565,177	—	2,565,177
Mezzanine equity:
Series B redeemable convertible preferred shares (stated value $100; 320,000 shares authorized; 314,000 issued and outstanding as of December 31, 2008; liquidation value of $63,400,000 as of December 31, 2008	30,605,591	—	30,605,591
Shareholders’ equity:		—
Class A common shares and non-vested shares (par value $0.001; 143,822,874 as of December 31, 2007 and 343,822,874 as of December 31, 2008 shares authorized; 90,061,269 as of December 31, 2007 and 146,914,667 as of December 31, 2008 shares issued and outstanding)	104,302	—	104,302

	Xinhua Sports &
	Entertainment	Pro Forma
	Limited (As Of	Adjustments
	December 31,	related to
(In U.S. dollars, except for share data)	2008)	Hyperlink (1)	Pro Forma
Treasury stock (800,000 and 1,310,000 shares as of December 31, 2007 and 2008 respectively)	(1,310)	—	(1,310)
Additional paid-in capital	481,319,655	—	481,319,655
Retained earnings (accumulated deficit)	(252,968,439)	—	(252,968,439)
Accumulated other comprehensive income	7,165,833	—	7,165,833

Total shareholders’ equity	235,620,041	—	235,620,041

Total liabilities, minority interest, mezzanine equity and shareholders’ equity	$508,250,336	—	$508,250,336

(1)	The pro forma adjustments reflect the balance sheet items of Hyperlink as of December 31, 2008 as if Hyperlink was treated as a discontinued operation as of January 1, 2008.

RISK FACTORS
     For a full description of the risks associated with our business, please see the risk factors set forth under the heading “Item 3D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus, and any accompanying prospectus supplement subsequently filed relating to a specific offering or sale, before investing in any securities that may be offered or sold pursuant to this prospectus.

USE OF PROCEEDS
     We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES
     We were incorporated in the Cayman Islands in order to enjoy the following benefits:
•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.
     However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:
•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.
     Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
     All of our media operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
     We have appointed Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
     Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:
•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
     Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.
     Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

DESCRIPTION OF SHARE CAPITAL
     We were incorporated on November 7, 2005 in the Cayman Islands as an exempted company limited by shares and our affairs are governed by the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, which is referred to as the Companies Law below.
     As of the date of this prospectus, there are 343,822,874 class A common shares, 50,054,619 class B common shares, 345,600 Series B convertible preferred shares and 605,776,907 shares that are not yet designated as to class or series, authorized, of which 152,718,667 class A common shares and 332,800 Series B convertible preferred shares are issued and outstanding.
     The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of the securities.
Class A Common Shares
     General. All of our outstanding class A common shares are fully paid and non-assessable. Certificates representing the class A common shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.
     Dividends. The holders of our class A common shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.
     Voting Rights. Each class A common share is entitled to one vote on all matters upon which the class A common shares are entitled to vote. Voting at any meeting of the shareholders is by a show of hands unless a poll is demanded. A poll may be demanded by (i) the chairman of the meeting or (ii) at least three shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative or by proxy for the time being entitled to vote at the meeting or (iii) any shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative or by proxy and representing not less than one tenth of the total voting rights of all shareholders having the right to vote at the meeting or (iv) a shareholder or shareholders present in person, or in the case of a shareholder being a corporation, by its duly authorized representative or by proxy and holding our shares conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid equal to not less than one tenth of the total sum paid up on all shares conferring that right or (v) if required by the rules of the designated stock exchange, by any director or directors who, individually or collectively, hold proxies in respect of shares representing 5% or more of the total voting rights at such meeting.
     A quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. The shareholders must represent at least one-third of the total issued class A common shares in our company. Shareholder meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least 10% of our voting share capital. Advance notice of at least ten days is required for the convening of our annual general meeting and other shareholder meetings.
     In order for an ordinary resolution to be passed by the shareholders the affirmative vote of a simple majority of the votes attaching to the class A common shares must be cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the class A common shares. A special resolution is required for important matters such as a change of name. Holders of our class A common shares may effect certain changes by ordinary resolution, including altering the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of a larger amount than our existing share capital and cancelling any shares.
     Transfer of Shares. Subject to the restrictions of our amended and restated memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her class A common shares by an instrument of transfer in the usual or common form or any other form approved by our board.

     Our board of directors may, in its absolute discretion, decline to register any transfer of any class A common share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any class A common share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the class A common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer, (ii) the instrument of transfer is in respect of only one class of common shares, (iii) the instrument of transfer is properly stamped, if required, (iv) in the case of a transfer to joint holders, the number of joint holders to whom the class A common share is to be transferred does not exceed four, (v) the shares conceded are free of any lien in favor of us or (vi) a fee of such maximum sum as the Nasdaq Global Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.
     If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.
     Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of class A common shares shall be distributed among the holders of the class A common shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.
     Calls on Shares and Forfeiture of Shares. Our board of directors may, from time to time, make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
     Redemption of Shares. Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution.
     Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by holders of shares of that class.
     Inspection of Books and Records. Holders of our class A common shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”
Preferred Shares
     Our amended and restated memorandum and articles of association provides that, subject to the Companies Law, our articles of association and the applicable rules of Nasdaq, our authorized unissued shares shall be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of such shares to such persons, at such times and for such consideration and upon such terms and conditions as our board may in its absolute discretion determine but such that no shares may be issued at a discount. In particular, our board of directors is empowered to authorize from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of, any such class or series, but not below the number of any class or series of preferred shares then outstanding, to the extent permitted by the Companies Law.

     The resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with, or be junior to the preferred shares of any other class or series.
Series B Convertible Preferred Stock
     In February 2008, we issued 300,000 Series B convertible preferred shares to Yucaipa Global Partnership Fund L.P., or Yucaipa, which were purchased for $30.0 million. The Series B convertible preferred shares are a newly-created series having certain preferences, limitations and relative rights.
     The Series B convertible preferred shares are convertible into class A common shares at the option of holders based on a conversion formula at any time after the first anniversary of the closing of the placement which occurred on February 28, 2008, or upon the occurrence of certain other events. The conversion rate at any time shall be determined by dividing an amount equal to the sum of (i) the stated value per share, which is $100.00 per convertible preferred share subject to adjustment in the event of any subdivision or combination of the outstanding preferred shares, plus (ii) the amount of any accrued dividends per share then remaining unpaid on each convertible preferred share being converted by the then applicable conversion price, initially equal to $3.00 per share, but subject to adjustment.
     Yucaipa, as a holder of our Series B convertible preferred shares, is entitled to vote on an “as converted” basis together with the holders of our class A common shares. Moreover, the approval of the holders of a majority of the outstanding Series B convertible preferred shares is required for certain matters, such as authorizing the issuance of any parity shares, while the approval of the holders of a majority of the outstanding Series B convertible preferred shares and any outstanding parity shares is required for certain other matters, such as entering into certain transactions with shareholders or affiliates, or materially changing the scope of our business. The Series B convertible preferred shares are entitled to quarterly preferred dividends at the rate of 8.0% per annum payable in cash or, at our option subject to certain limitations, through the issuance of additional convertible preferred shares. We issued a total of 32,800 additional Series B convertible preferred shares to Yucaipa in July and October 2008 and in January, May and July 2009, as dividends. Upon any liquidation, the convertible preferred shares would be entitled to a liquidation preference. The holders of the Series B convertible preferred shares have the right to require that their shares be redeemed by us upon the occurrence of certain events.
     In addition, pursuant to a shareholders agreement with Yucaipa, Xinhua Finance Limited, or XFL, with which we are affiliated, is required to vote its shares in us and take certain other actions to ensure that an individual designated by Yucaipa will remain one of our directors so long as Yucaipa continues to hold at least 50% of the convertible preferred shares originally issued under the share purchase agreement. The shareholders agreement also provides Yucaipa with certain tag-along rights in connection with certain sales by XFL of class A common shares it holds in us. Further, pursuant to a registration rights agreement dated February 28, 2008, we have granted Yucaipa piggyback registration rights. A total of 10,000,000 class A common shares of our company are covered by these registration rights, assuming all of the outstanding Series B convertible preferred shares are converted, there are no accrued and unpaid dividends and the conversion price is not adjusted.
History of Securities Issuances
     The following is a summary of securities issuances by us and share transfers among our existing shareholders.
     Shares issued to XFL. On November 7, 2005, the date of our inception, we issued one class B common share to XFL. On January 12, 2006, we issued one additional class B common share to XFL. These two class B common shares were subsequently divided into 1,000 class B common shares each on March 24, 2006. On March 16, 2006, we issued 42,612,289 class B common shares to XFL, and on September 21, 2006 we issued an additional 7,440,329 class B common shares to XFL. On December 31, 2008, the entirety of the 50,054,618 class B common shares held by XFL were converted into 50,054,618 class A common shares.

     Convertible preferred shares and convertible debt. We issued 16,404,926 convertible preferred shares and debt initially convertible into 2,734,154 class A common shares to Patriarch Partners Media Holdings, LLC, or Patriarch Partners, on March 16, 2006. On September 19, 2006, we redeemed 819,672 of these shares. On September 20, 2006, we amended the terms of our credit agreement with Patriarch Partners so that the debt was convertible into 3,554,401 class A common shares plus class A common shares for accrued and unpaid interest. On March 14, 2007, the convertible loan and convertible preferred shares were converted into 3,554,401 and 15,585,254 class A common shares, respectively.
     Class A common shares to Fredy Bush. We issued 11,050,000 class A common shares to Fredy Bush, our Chief Executive Officer, on June 13, 2006. The shares were subject to staggered lock-up periods ranging up to five years from the date of issuance. On November 20, 2006, Ms. Bush transferred 635,000 of the shares that vested in 2007 to certain third parties unrelated to us, which were subject to lock-up until January 22, 2008. On December 20, 2006, Dragon Era Group Limited, or Dragon Era, which is owned by Ms. Bush’s trust and holds the shares beneficially owned by Ms. Bush, transferred 1,050,000 of the shares that vested in 2007 to certain third parties unrelated to us. On September 6, 2007, a third party transferred 1,000,000 shares back to Dragon Era. The 50,000 shares held by the other third party were subject to lock-up until January 22, 2008. On January 19, 2009 a third party transferred 5,000 shares back to Dragon Era. Of the shares held by Dragon Era, 1,500,000 were subject to lock-up until the SEC’s declaration of effectiveness of our registration statement on Form F-1, and were sold as part of our initial public offering. An additional 40,000 class A common shares and 2,170,000 class A common shares were subject to lock-up until January 22, 2008 and June 13, 2008, respectively and the remaining 6,655,000 class A common shares were subject to staggered lock-up periods through June 13, 2011. Pursuant to a board resolution passed on December 17, 2008, the remaining 6,655,000 class A common shares subject to lock-up vested as of that date. In February 2008, we granted 1,000,000 restricted share units to Fredy Bush under our employee share option and share grant plan, of which 340,000 class A common shares and 660,000 class A common shares were issued on March 31, 2008 and February 24, 2009, respectively to the Fredy Bush Family Trust.
     Private placement and share restructuring. We issued 14,429,083 class A common shares and 4,099,968 warrants exercisable for class A common shares to various persons and entities on September 22, 2006 and 6,532,071 class A common shares on November 1, 2006 to various persons and entities. We issued 50,000, 546,248, 2,043,347, 3,261,670, 50,000, 300,000, 4,000,000, 4,000,000 and 260,000 class A common shares to various persons and entities on June 25, 2007, August 23, 2007, November 13, 2007, April 1, 2008, April 25, 2008, August 15, 2008, October 16, 2008, January 5, 2009 and August 12, 2009, respectively.
     Options and restricted share units. In order to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees and promote the success of our business, in July 2006 we authorized the grant of options to purchase a maximum of 11,727,602 shares in our company. We entered into individual option agreements on July 11, 2006 and granted 11,198,180 options. As of the date of this prospectus, there were 5,457,981 class A common shares issuable upon the exercise of outstanding share options at a weighted average exercise price of $0.78 per share, and there were 3,197,025 class A common shares available for future issuance upon the exercise of future grants under individual option agreements. In addition, our shareholders adopted our 2007 share option plan in furtherance of the same purposes on February 7, 2007. The maximum aggregate number of shares that may be issued pursuant to all awards under the plan is equal to the lesser of (i) 19,530,205 class A common shares or (ii) a lesser number of class A common shares determined by the administrator of the plan. Pursuant to the 2007 share option plan, we have granted options to purchase an aggregate of 1,790,000 class A common shares of our company to our independent directors, an executive and a consultant. We issued a total of 5,587,019 class A common shares in June, July and September of 2007 and April 2008 pursuant to options previously granted.
     Pursuant to the plan, we also granted restricted share units representing an aggregate of 5,536,000 class A common shares to our employees in February 2008, of which 4,241,200 class A common shares and 715,000 class A common shares were vested and lapsed, respectively, as of the date of this prospectus. The restricted share units are subject to a two year vesting schedule and will lapse in the event of termination of employment with us. Employees are not required to pay for the restricted share units. In July and August 2009, we granted 180,000 class A common shares and 250,000 class A common shares, respectively, to two executives under the plan. For a further description, see “Item 6.B. Directors, Senior Management and Employees—Compensation of Directors and Executive Officers—Share options” of our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus, and any prospectus supplement subsequently filed relating to a specific offering or sale.
     As of the date of this prospectus, there were 1,763,334 class A common shares issuable upon the exercise of outstanding share options under the plan at a weighted average exercise price of $1.19 per share, and 1,326,800 class A common shares issuable upon the vesting of outstanding restricted share units. There were also 12,515,871 class A common shares available for future issuance upon the exercise of future grants of options and restricted share units under the plan.
     Warrants to Billy Kung. We issued 630,000 warrants exercisable for class A common shares to Billy Kung, an independent consultant, on December 7, 2006 for consulting work carried out by him for us. The shares are subject to a lock-up period of five years which commenced on December 21, 2006.
     Warrants to Ken Chen. We issued 221,280 warrants exercisable for class A common shares to Ken Chen, a former employee, on January 15, 2007 as compensation for past services. These warrants expired on March 9, 2008, and can no longer be exercised.
     Initial Public Offering. On March 14, 2007, we completed our initial public offering, in which we issued and sold 17,307,923 ADSs, representing 34,615,846 of our class A common shares, and certain of our then existing shareholders sold 5,769,000 ADSs, representing 11,538,000 of our class A common shares, in each case at an offering price of $13.00 per ADS.
     Share repurchase. We repurchased a total of 5,348,890 of our class A common shares in March, May and June 2008 pursuant to our share repurchase plan, which provides for the repurchase of up to $50.0 million of our class A common shares of which approximately $38,489,716 is still available for the repurchase of our shares under the plan.
     Series B Convertible Preferred Shares. In February 2008, we issued 300,000 Series B convertible preferred shares to Yucaipa for $30.0 million. We have issued an additional 32,800 Series B convertible preferred shares as pay-in-kind dividends to Yucaipa as of the date hereof.
     In connection with the acquisitions we have made, we issued 6,929,544 class A common shares to Sino Investment Holdings Limited in September 2006, 6,532,071 class A common shares to Honour Rise Services Limited in November 2006, a total of 100,000 shares to He Zhihao, Lu Qibo and Zhang Jingyu in June 2007 and April 2008, 2,043,347 class A common shares to Whole Fortune Limited in November 2007, a total of 3,261,670 class A common shares to Alphawin Investments Limited, Multi Interactive Communication Limited and Fortune Consultancy Holding Limited in April 2008 and a total of 8,000,000 class A common shares to Chung Cheng Co., Ltd. in October 2008 and January 2009.
     2008 Convertible Loan Facility. On October 21, 2008, we entered into a credit agreement with Zohar CDO 2003-1, Limited and Zohar II 2005-1, Limited, as lenders, together with Patriarch Partners Agency Services, LLC, as agent for the lenders. Each of the lenders and the agent are affiliates of Patriarch Partners, one of our major shareholders. The facility is for a term of four years and is secured by a pledge of our television assets. The amount outstanding under the loan facility is convertible into our class A common shares at a conversion price of $1.12 per class A common share for the period from October 21, 2009 to October 20, 2010. The conversion price will be increased to $1.37 per class A common share for the period from October 21, 2010 to October 20, 2011, and to $1.62 per class A common share for the period after October 21, 2012. We also granted certain registration rights, pre-emptive rights and tag-along rights to the lenders. As of the date of this prospectus, we have drawn down an aggregate of $57.8 million from the loan facility.
Differences in Corporate Law
     The Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

     Mergers and similar arrangements.
     (a) Scheme of Arrangement. The Companies Law contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•	the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law, or would amount to a “fraud on the minority.”
     When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares according to the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
     If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
     (b) Mergers and Consolidations. Previously, Cayman Islands law did not provide for mergers as that expression is understood under United States corporate law. However, pursuant to the Companies (Amendment) Law, 2009 that came into force on May 11, 2009, in addition to the existing schemes of arrangement provisions described above, a new, simpler and more cost-effective mechanism for mergers and consolidations between Cayman Islands companies and between Cayman companies and foreign companies has been introduced.
     The procedure to effect a merger or consolidation is as follows:
•	the directors of each constituent company must approve a written plan of merger or consolidation (the “Plan”);

•	the Plan must be authorized by each constituent company by (i) a shareholder resolution by majority in number representing 75% in value of the shareholders voting together as one class and (ii) if the shares to be issued to each shareholder in the consolidated or surviving company are to have the same rights and economic value as the shares held in the constituent company, a special resolution of the shareholders voting together as one class. A proposed merger between a Cayman parent company and its Cayman subsidiary or subsidiaries will not require authorization by shareholder resolution;

•	the consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation is required unless the court (upon the application of the constituent company that has issued the security) waives the requirement for consent;

•	the Plan must be signed by a director on behalf of each constituent company and filed with the Registrar of Companies together with the required supporting documents;

•	a certificate of merger or consolidation is issued by the Registrar of Companies which is prima facie evidence of compliance with all statutory requirements in respect of the merger or consolidation. All rights and property of each of the constituent companies will then vest in the surviving or consolidated company which will also be liable for all debts, contracts, obligations and liabilities of each constituent company. Similarly, any existing claims, proceedings or rulings of each constituent company will automatically be continued against the surviving or consolidated company; and

•	provision is made for a dissenting shareholder of a Cayman constituent company to be entitled to payment of the fair value of his shares upon dissenting to the merger or consolidation. Where the parties cannot agree on the price to be paid to the dissenting shareholder, either party may file a petition to the court to determine the fair value of the shares. These rights are not available where an open market exists on a recognized stock exchange for the shares of the class held by the dissenting shareholder.
     Shareholders’ suits. Derivative actions have been brought and reported in the Cayman Islands but were unsuccessful. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•	a company is acting or proposing to act illegally or beyond the powers defined by law and its memorandum and articles of association;

•	the act complained of, although not beyond the powers defined by law and its memorandum and articles of association could be effected if duly authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”
     Indemnification. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
     Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacity as such, except through their own willful neglect or default.
     We have entered into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.
Registration Rights
     Patriarch Partners and its affiliates
     Pursuant to an investor rights agreement dated as of March 16, 2006, or the 2006 Investor Rights Agreement, we have granted Patriarch Partners and certain holders of our class A common shares customary registration rights, including demand and piggyback registration rights. In connection with the loan facility we obtained in October 2008, we entered into an investor and registration rights agreement, or the 2008 Investor Rights

Agreement, with the lenders, pursuant to which we granted certain registration rights, tag-along rights and other rights to the lenders.
     Set forth below is a description of the registration rights granted under the 2006 Investor Rights Agreement and the 2008 Investor Rights Agreement:
     Demand registration rights. Under the 2006 Investor Rights Agreement, at any time commencing 180 days after the date of our initial public offering, holders of registrable securities representing 2% of the outstanding class A common shares have the right to demand that we file a registration statement covering the offer and sale of their securities with anticipated aggregate proceeds in excess of $5.0 million. We are required to use our reasonable best efforts to have the related registration statement declared effective and remain effective for 180 days or until all the registered shares are sold to the public.
     Under the 2008 Investor Rights Agreement, we are required to file with the SEC, within 180 days prior to the first date on which loans outstanding under the loan facility will be convertible into our class A common shares, a shelf registration statement for an offering to be made on a continuous or delayed basis covering the resale from time to time of our class A common shares by registrable holders, which are initially the lenders. We are also required to use our reasonable best efforts to cause such shelf registration statement to be declared effective under the Securities Act as soon as practicable after such filing. We shall keep the shelf registration statement current and cause it to remain effective to permit the prospectus under the shelf registration statement or any subsequent registration statement to be usable by the registrable securities holders until such time the registrable securities holders no longer hold any registrable securities or all such registrable securities may be sold pursuant to Rule 144.
     Piggyback registration rights. If we propose to file a registration statement for a public offering of our securities then we must offer holders of registrable securities under the 2006 Investor Rights Agreement or the 2008 Investor Rights Agreement an opportunity to include in the registration all or any part of their registrable securities. We must use our reasonable best efforts to include these shares in the registration statement.
     Expenses of registration. We will pay all expenses, other than underwriting discounts, selling commissions and stock transfer taxes, relating to any demand, piggyback or F-3 registration, including all registration, filing and qualification fees, printer and accounting fees, fees and disbursements of counsel for us and the reasonable fees and disbursements of one counsel for the selling shareholders.
     Yucaipa
     Pursuant to a registration rights agreement dated February 28, 2008, we have granted Yucaipa piggyback registration rights. We will pay all expenses incurred by us in effecting any registration under the agreement, including all registration, qualification and filing fees, printing expenses, and the expense of any special audits, as well as the reasonable fees and disbursements of a single special legal counsel to represent the selling shareholders.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
     The Bank of New York Mellon, as depositary, has registered and will deliver ADSs. Each ADS represents two class A common shares (or a right to receive two shares) deposited with the office of The Hong Kong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.
     You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
     The Direct Registration System, or DRS, is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
     As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
     The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. Directions on how to obtain copies of those documents are provided in the section of this prospectus headed “Where You Can Find Additional Information.”
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
     The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of class A common shares your ADSs represent.
•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See the section of this prospectus headed “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.
•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.
If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. The depositary will only exercise rights if you pay the exercise price and any other charges the rights require you to pay.
U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.
•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.
     The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
     The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to, or upon the order of, the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?
     You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.
How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
     You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting Rights
How do you vote?
     ADS holders may instruct the depositary to vote the number of deposited shares their ADSs represent. The depositary will notify ADS registered holders of shareholders’ meetings and arrange to deliver our voting materials to ADS holders at our request. Those materials will describe the matters to be voted on and explain how ADS registered holders may instruct the depositary on how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.
     The depositary will try, to the extent practical, subject to the laws of Cayman Islands and the amended and restated memorandum and articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct or as described below.
     We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.
     If we timely asked the depositary to solicit your instructions and the depositary does not receive voting instructions from you by the specified date, the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:
•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the particular question would have an adverse impact on our shareholders.
     In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:	For:

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$.02 (or less) per ADS	Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

US$.02 (or less) per ADSs per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
     The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to the establishment and maintenance of the ADS program, including investor relations expenses and Nasdaq application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not linked to the amounts of fees the depositary collects from investors.
     The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary also collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
Payment of Taxes
     You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our shares Reclassify, split up or consolidate any of the deposited securities	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the shares that are not distributed to you Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may, and will if we request, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.
Amendment and Termination
How may the deposit agreement be amended?
     We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
     The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 60 days shall have expired after the depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.
     After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Six months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we have agreed to pay.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
     The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.
     In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
     Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:
•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.
     The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Shares Underlying your ADSs
     You have the right to cancel your ADSs and withdraw the underlying shares at any time except:
•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.
     This right of withdrawal may not be limited by any other provision of the deposit agreement.
Pre-release of ADSs
     The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it is appropriate to do so.
Direct Registration System
     In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the Depository Trust Company. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.
     In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the Deposit Agreement, shall not constitute negligence or bad faith on the part of the depositary.
Shareholder Communications: Inspection of Register of Holders of ADSs
     The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications at our request. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF WARRANTS
     This section describes the general terms of the warrants that we may offer and sell using this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.
General
     We may issue warrants to purchase preferred shares or class A common shares (including class A common shares represented by ADSs). Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued directly or under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
Equity Warrants
     We may issue warrants for the purchase of our equity securities, such as our preferred shares or class A common shares (including class A common shares represented by ADSs). As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.
     The equity warrants are to be issued directly or under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus.
     The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:
•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants; and

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.
     Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

TAXATION
Cayman Islands Taxation
     The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.
People’s Republic of China Taxation
     Under the Enterprise Income Tax Law enacted by the National People’s Congress of China and the Implementation Regulations of the Enterprise Income Tax Law, collectively, the New EIT Law, both of which became effective on January 1, 2008, the PRC classifies an enterprise as a resident enterprise or a non-resident enterprise to levy enterprise income tax. A resident enterprise, which refers to an enterprise which is established inside PRC, or which is established under the law of a foreign country (region) but whose de facto management body is inside the PRC shall be subject to the enterprise income tax at the rate of 25% on its global income, while non-resident enterprises which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, shall be subject to a withholding tax of 10% to the extent such interest or dividends are derived from the PRC, unless any such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.
     We are a holding company incorporated in the Cayman Islands, which indirectly, through our subsidiaries incorporated in the Cayman Islands, the British Virgin Islands and Hong Kong, holds our equity interests in our PRC subsidiaries, and our operations are principally conducted by our PRC subsidiaries or our affiliated entities in the PRC. Under the New EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is also considered a resident enterprise and is subject to the enterprise income tax at the rate of 25% on its global income. “De facto management bodies” are defined as the bodies that have material and overall management and control over the business, personnel, accounts and properties of the enterprise. If the PRC tax authorities subsequently determine that we and our subsidiaries established outside of China should be classified as a resident enterprise, then our global income including the dividends we receive from our subsidiaries incorporated in China will be subject to the enterprise income tax at the rate of 25%. The New EIT Law further provides that dividends distributed between qualified resident enterprises, which means the investment income derived by a resident enterprise from direct investment in other resident enterprises with exception of investment income from circulating stocks issued publicly by resident enterprises and traded on stock exchanges where the holding period is less than 12 months, shall be exempted from the enterprise income tax.
     In addition, even if we and our subsidiaries established outside of China are not deemed to be resident enterprises, we still may be regarded as “non-resident enterprises,” and under the New EIT Law dividends payable by a foreign-invested enterprise in China to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The direct shareholders of our subsidiaries incorporated in China as foreign-invested enterprises are located in the Cayman Islands, the British Virgin Islands and Hong Kong. The Cayman Islands and the British Virgin Islands do not have such a tax treaty with China while according to the “Mainland and Hong Kong Special Administrative Region Arrangement on Avoiding Double Taxation or Evasion of Taxation on Income” agreed between the PRC and Hong Kong in August 2006, dividends paid by a foreign-invested enterprise in China to its direct holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the foreign-invested enterprise).
     Similarly, if we are considered a PRC resident enterprise it is unclear whether the dividends we pay with respect to our class A common shares or ADSs, or the gain any enterprise investors incorporated outside China may realize from the transfer of our class A common shares or ADSs, would be treated as income derived from sources within the PRC and thus be subject to the PRC withholding tax.

U.S. Federal Income Taxation
     For a full description of the U.S. federal income taxation issues associated with our business, please see the description set forth under the heading “Item 10E. Taxation—United States Federal Income Taxation” in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus, and any accompanying prospectus supplement subsequently filed relating to a specific offering or sale, before investing in any securities that may be offered or sold pursuant to this prospectus.

PLAN OF DISTRIBUTION
     We may sell or distribute the securities offered by this prospectus, from time to time, in any combination and in one or more offerings, as follows:
•	through agents;

•	through dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.
     The prospectus supplement with respect to the securities to the offered may state or supplement the terms of the offering of the securities.
     In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of the securities through any of these methods or other methods described in the applicable prospectus supplement.
     Our securities by any of these methods may be sold to the public, in one or more transactions, either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
Sale through Underwriters or Dealers
     If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
     If dealers are used in the sale of the securities offered through this prospectus, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
     We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.
     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of the securities. The terms of any such sales will be described in the applicable prospectus supplement.
Delayed Delivery Contracts
     If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
Market Making, Stabilization and Other Transactions
     Our ADSs representing our class A common shares are listed on the Nasdaq Global Market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice.
     Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions.
     Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
General Information
     We may have agreements with agents, underwriters, and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.
     In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable supplement. However, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

VALIDITY OF THE SECURITIES
     The validity of the class A common shares and preferred shares in this offering and legal matters as to Cayman Islands law will be passed on for us by Conyers Dill & Pearman. Certain legal matters as to United States federal securities and New York state law will be passed upon for us by Latham & Watkins.

EXPERTS
     The consolidated financial statements of Xinhua Sports & Entertainment Limited and its subsidiaries and variable interest entities (the “Company”) as of December 31, 2007 and 2008, and for each of the three years in the period ended December 31, 2008, incorporated in this prospectus by reference from the Company’s annual report on Form 20-F for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the adjustment made for the change in composition of reportable segments in 2008 and which report on the internal control over financial reporting includes an unqualified opinion). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The office of Deloitte Touche Tohmatsu is located at 35F, One Pacific Place, 88 Queensway, Hong Kong.
EXPENSES
     The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$5,580
FINRA filing fee	*
NASDAQ supplemental listing fee	*
Audit fees and expenses	60,000
Legal fees and expenses	*
Printing costs	*
Miscellaneous	*
Total	$65,580

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors against all actions, proceedings, costs, charges, losses, damages and expenses incurred in their capacities as such, except through their own willful neglect or default.
     Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to our F-1 registration statement (File No. 333-140808), as amended, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 9. EXHIBITS
     The exhibits to this registration statement are listed on the Index to Exhibits to this registration statement, which Index to Exhibits is hereby incorporated by reference.
ITEM 10. UNDERTAKINGS
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.
     (5) That, for the purpose of determining liability under the Securities Act to any purchaser:
     (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the shares:

     The undersigned Registrant undertakes that in a primary offering of shares of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the shares to the purchaser, if the shares are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such shares to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its shares provided by or on behalf of the undersigned Registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.